Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TERADATA CORPORATION,

OAKLAND MERGER CORPORATION,

ASTER DATA SYSTEMS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE EXCLUSIVE REPRESENTATIVE OF

THE INDEMNIFYING PARTIES NAMED HEREIN

Dated as of March 2, 2011

-i-

ARTICLE 4 REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB		51

4.1	Organization and Good Standing	51
4.2	Authority; Enforceability	51
4.3	No Conflicts	52
4.4	Governmental Filings and Consents	52
4.5	Funds	52

ARTICLE 5 CONDUCT PRIOR TO THE EFFECTIVE TIME		52

5.1	Conduct of Business of the Company	52
5.2	No Solicitation	56

ARTICLE 6 ADDITIONAL AGREEMENTS		58

6.1	Solicitation of Requisite Stockholder Approval; Joinder Agreements	58
6.2	Solicitation of 280G Approval	58
6.3	Reasonable Best Efforts to Complete; Third Party Consents	59
6.4	Regulatory Approvals	60
6.5	Notification of Certain Matters	61
6.6	Access to Information	61
6.7	Confidentiality	62
6.8	Public Announcements	62
6.9	Payment Spreadsheet	62
6.10	Fees and Expenses	65
6.11	Company Director and Officer Indemnification	65
6.12	Employees; Change in Control Payments	66
6.13	Resignation of Officers and Directors	66
6.14	Equity Awards	66
6.15	Continuing Employee Pools	67
6.16	Closing Date Balance Sheet	67
6.17	Code Review	67
6.18	Tax Matters	67
6.19	Further Assurances	68

ARTICLE 7 CONDITIONS TO THE MERGER		69

7.1	Conditions to Obligations of Each Party	69
7.2	Conditions to the Obligations of Parent and Merger Sub	69
7.3	Conditions to Obligations of the Company	73

ARTICLE 8 SURVIVAL; INDEMNIFICATION; REPRESENTATIVE		74

8.1	Survival	74
8.2	Indemnification of Parent Indemnified Parties	75
8.3	Representative	81
8.4	Reliance on the Representative	84
8.5	Remedies Exclusive	84

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER		85

9.1	Termination	85
9.2	Effect of Termination	86
9.3	Amendments; No Waiver	86

-ii-

ARTICLE 10 MISCELLANEOUS		86

10.1	Notices	86
10.2	Successors and Assigns	88
10.3	Counterparts	88
10.4	Severability	88
10.5	Specific Performance	88
10.6	Other Remedies	89
10.7	Third Parties	89
10.8	Governing Law	89
10.9	Consent to Jurisdiction; Binding Arbitration	89
10.10	Entire Agreement	90
10.11	WAIVER OF JURY TRIAL	90

-iii-

Exhibits

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of Voting Agreement
Exhibit C	–	Form of Stockholder Written Consent
Exhibit D	–	Form of Joinder Agreement
Exhibit E-1	–	Form of Continuing Employee Unvested Cash Plan
Exhibit E-2	–	Form of Continuing Employee Unvested Cash Plan Agreement
Exhibit F	–	Form of Letter of Transmittal
Exhibit G	–	Form of Director and Officer Resignation and Release Letter
Exhibit H	–	Form of Legal Opinion
Exhibit I	–	Form of FIRPTA Certificate
Exhibit J	–	Form of Company Option Commitment Letter

Schedules

Disclosure Schedule
Schedule 1.1(e)	–	Certain Change in Control Payments
Schedule 1.1(m)	–	Company Option Commitments
Schedule 5.1(c)	–	Designated Individuals
Schedule 6.17	–	Code Scrub Requirements
Schedule 7.2(f)(i)	–	Key Employees
Schedule 7.2(f)(ii)	–	Continuing Employees
Schedule 7.2(g)	–	List of Key Stockholders and Non-Competition Terms
Schedule 7.2(o)(i)	–	Certain Contracts
Schedule 7.2(o)(ii)	–	Contracts to be Terminated
Schedule 7.2(o)(iv)	–	Contract Consents
Schedule 7.2(p)(v)	–	Company Employee Plans

-iv-

Index of Defined Terms

Term	Section
280G Soliciting Materials	6.2(b)
280G Waiver	6.2(a)
280G Approval	6.2(a)
Accounts Receivable	3.7(c)
Acquisition Proposal	5.2(a)
Action	1.1(a)
Affiliate	1.1(b)
Agreement	Preamble
Antitrust Law	1.1(c)
Balance Sheet	3.7(a)
Business Day(s)	1.1(d)
Certificate of Merger	2.2
Change in Control Payments	1.1(e)
Charter	2.5(a)
China RoHS	1.1(kk)
Closing	2.3
Closing Date	2.3
Closing Date Balance Sheet	6.16
Closing Payment Fund	2.8(a)
Code	1.1(f)
Code Scrub Requirements	6.17
Company	Preamble
Company Bring-Down Certificate	7.2(p)(iii)
Company Capital Stock	1.1(g)
Company Common Stock	1.1(h)
Company Debt	1.1(i)
Company Employee Plan or Plan	3.15(a)
Company Indemnified Party	6.11(a)
Company Intellectual Property	1.1(j)
Company Material Adverse Effect	1.1(i)
Company Option	1.1(l)
Company Option Commitments	1.1(m)
Company Option Commitment Letter	1.1(n)
Company Option Commitment Pool	1.1(o)
Company Organizational Documents	2.5(a)
Company Preferred Stock	1.1(m)
Company Privacy Policy	1.1(q)
Company Products	1.1(r)
Company Registered Intellectual Property	1.1(s)
Company Representatives	5.2(b)
Company Securities	1.1(t)
Company Securityholders	1.1(u)
Company Series A Preferred Stock	1.1(v)
Company Series B Preferred Stock	1.1(w)
Company Series C Preferred Stock	1.1(x)
Company Series Seed Preferred Stock	1.1(y)
Company Stock Certificates	2.8(d)(i)
Company Stock Plans	1.1(z)

-v-

Term	Section
Company Stockholders	1.1(aa)
Company Treasury Stock	2.7(b)(ii)
Company Warrants	1.1(bb)
Consents	3.6
Contaminants	3.13(s)
Continuing Employee	1.1(cc)
Continuing Employee Employment Agreements	6.12(a)
Continuing Employee Pool	1.1(dd)
Continuing Employee Unvested Cash Plan	1.1(ee)
Continuing Employee Unvested Cash Plan Agreement	1.1(ff)
Contract	1.1(gg)
Controls	3.7(b)
Damages	8.2(f)
Delaware Law	Preamble
DGCL	1.1(hh)
Director and Officer Resignation and Release Letter	6.13
Disclosure Schedule	ARTICLE 3
Dissenting Shares	2.7(b)(iv)(A)
Domain Names	1.1(tt)
Effective Time	2.2
Electronic Delivery	10.3
Employee	1.1(ii)
Employee Agreement	1.1(jj)
Environmental Laws	1.1(kk)
Equity Awards	1.1(ll)
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Escrow Agent	Preamble
Escrow Agreement	Preamble
Escrow Fund	2.8(b)
Escrow Percentage	1.1(mm)
Estimated Closing Date Balance Sheet	6.16
Final Invoices	6.10
Financial Statements	3.7(a)
Fully Diluted Shares	1.1(mm)
GAAP	1.1(oo)
Governmental Authority	1.1(pp)
Hazardous Substance	1.1(qq)
Hazardous Substance Activity	1.1(rr)
HSR Act	1.1(c)
Indebtedness	1.1(ss)
Indemnification Claim	8.2(c)(i)
Indemnifying Party or Indemnifying Parties	8.2(a)
In-Licenses	3.13(i)
Intellectual Property	1.1(tt)
Intellectual Property Contracts	3.13(i)
Joinder Agreement or Joinder Agreements	Preamble
Key Employee Employment Agreements	Preamble
Key Employees	Preamble

-vi-

Term	Section
Key Stockholder	Preamble
Key Stockholders	Preamble
Knowledge	1.1(uu)
Law	1.1(vv)
Leased Premises	3.12(c)
Liabilities	1.1(ww)
Lost Certificate Indemnity Agreement	2.8(g)
Lost Stock Affidavit	2.8(g)
Major Customers	3.11
Major Suppliers	3.11
Material Contract or Material Contracts	3.14(b)
Merger	Preamble
Merger Consideration	1.1(xx)
Merger Sub	Preamble
Noncompetition Agreements	Preamble
Non-Continuing Employee	1.1(yy)
Non-Disclosure Agreement	6.7(a)
Officer’s Certificate	8.2(c)(i)
Open Source Material	1.1(zz)
Option Consideration	1.1(aaa)
Out-Licenses	3.13(i)
Outside Date	9.1(b)
Parent	Preamble
Parent Indemnified Parties	8.2(a)
Parent-Owned Company Capital Stock	2.7(b)(iii)
Patents	1.1(tt)
Paying Agent	2.8(a)
Payment Spreadsheet	6.9(a)
PCBs	3.20(b)
Permits	1.1(bbb)
Person	1.1(ccc)
Personal Data	1.1(ddd)
Per Share Consideration	1.1(eee)
Plan	3.15(a)
Potential 280G Benefit	6.2(a)
Pre-Closing Taxes	1.1(fff)
Pre-Closing Tax Period	1.1(ggg)
Pro Rata Share	1.1(hhh)
Real Property Leases	3.12(c)
Registered Intellectual Property	1.1(iii)
Related Party	3.14(a)(vi)
Representative	Preamble
Representative Expense Amount	1.1(jjj)
Representative Expense Fund	2.8(c)
Representative Losses	8.3(f)(iii)
Requisite Stockholder Approval	3.2(c)
RoHS Directive	1.1(kk)
Securities Act	3.3(b)
Security Interest	1.1(kkk)

-vii-

Term	Section
Shrink-Wrap Code	1.1(lll)
Soliciting Materials	6.1(b)
Special Representations	8.1(a)
Specified Company Representations	7.2(a)(i)
Specified Parent Representations	7.3(a)(i)
Statement of Transaction Expenses	6.10
Stock Restriction Agreement	1.1(mmm)
Stockholder Written Consent or Stockholder Written Consents	Preamble
Straddle Period	1.1(mmm)
Subsidiary	1.1(ooo)
Survival Period	8.1(a)
Surviving Corporation	2.1
Tax or Taxes	1.1(ppp)
Tax Incentive	3.10(l)
Tax Law	1.1(rrr)
Tax Return	1.1(sss)
Taxing Authority	1.1(qqq)
Technology	1.1(ttt)
Third Party Claim	8.2(e)
Threshold	8.2(b)(iv)
Trademarks	1.1(tt)
Transaction Expenses	1.1(uuu)
Transaction Payroll Taxes	1.1(vvv)
Transfer Taxes	2.8(f)
Unvested Company Capital Stock	1.1(www)
Unvested Company Option	1.1(xxx)
Unvested Company Optionholder	1.1(yyy)
Unvested Equity Award	1.1(zzz)
Unvested Equity Award Documents	2.8(d)(iii)
Unvested Equity Awardholder	1.1(aaaa)
Unvested Escrow Adjustment	1.1(bbbb)
Unvested Escrow Amount	2.8(b)(ii)
Vested Company Capital Stock	1.1(cccc)
Vested Company Option	1.1(dddd)
Vested Company Optionholder	1.1(eeee)
Vested Company Stockholder	1.1(ffff)
Vested Escrow Amount	1.1(gggg)
Voting Agreement	Preamble
WARN Act	3.16(g)
WEEE Directive	1.1(kk)

-viii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 2, 2011 by and among Teradata Corporation, a Delaware corporation (“Parent”), Oakland Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Aster Data Systems, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Indemnifying Parties in connection with the transactions contemplated by this Agreement (the “Representative”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which (i) each outstanding share of Company Capital Stock will be cancelled and converted into the right to receive the Merger Consideration set forth herein, and (ii) the Company will become a wholly owned subsidiary of Parent, as well as all of the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and in furtherance thereof, the Board of Directors of the Company has determined that this Agreement is advisable and has approved this Agreement in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”) and approved the Merger and the other transactions contemplated by this Agreement.

WHEREAS, the Board of Directors of the Company has resolved to unanimously recommend that the Company Stockholders adopt this Agreement in accordance with Delaware Law and approve the Merger and the other transactions contemplated by this Agreement.

WHEREAS, the Board of Directors of Parent has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are desirable and in the best interests of Parent, Merger Sub and their respective stockholders, and in furtherance thereof the Board of Directors of Merger Sub and the Board of Directors of Parent, as the sole stockholder of Merger Sub, have determined that this Agreement is advisable and have approved and adopted this Agreement in accordance with the applicable provisions of Delaware Law and have approved the Merger and the other the transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, the Representative and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), are entering into an escrow agreement in the form attached as Exhibit A (the “Escrow Agreement”), the effectiveness of which is contingent upon the consummation of the Merger, pursuant to which the Escrow Agent will hold a portion of the Merger Consideration otherwise payable to the Indemnifying Parties under this Agreement as partial security against the indemnification obligations of the Indemnifying Parties under this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the officers and directors of the Company and certain Company Securityholders have entered into a Voting Agreement dated as of the date hereof and in the form attached hereto as Exhibit B (the “Voting Agreement”) pursuant to which each such director, officer and Company Securityholder has agreed to vote in favor of approval of this Agreement and the transactions contemplated hereby and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement.

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will (i) solicit written consents in the form attached hereto as Exhibit C (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”) from holders of outstanding shares of Company Capital Stock holding a sufficient number of shares of Company Capital Stock to obtain the Requisite Stockholder Approval and (ii) obtain from each such stockholder and deliver to Parent an executed joinder agreement in substantially the form attached hereto as Exhibit D (each, a “Joinder Agreement” and collectively, the “Joinder Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (i) except as set forth on Schedule 7.2(g), each of the Persons listed in Schedule 7.2(g) (each, a “Key Stockholder” and collectively, the “Key Stockholders”) has entered into and delivered to Parent a non-competition and non-solicitation agreement, to be effective as of the Closing Date and through the period specified in Schedule 7.2(g) (collectively, the “Noncompetition Agreements”) and (ii) each of the Persons listed in Schedule 7.2(f)(i) (collectively, the “Key Employees”) has entered into such employment documents as Parent my reasonably request, including an “at will” employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date pursuant to his or her execution and delivery of an offer letter, which may contain terms specific to each particular Key Employee, including the terms of retention awards, if any, to be offered to such Key Employee, and a proprietary information and inventions assignment agreement, each in a form acceptable to Parent (collectively, the “Key Employee Employment Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

(b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(c) “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(d) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

(e) “Change in Control Payments” shall mean (i) any severance payment to any Non-Continuing Employee, retention, bonus or other similar payment to any Employee under any Contract existing prior to the date of this Agreement or Company Employee Plan, (ii) any forgiveness of Indebtedness, or (iii) any increase of any benefits otherwise payable by the Company including any “parachute payments” under Section 280G of the Code for which 280G Approval is not properly obtained, in each case of the immediately preceding clauses (i), (ii) and (iii), which are payable or become effective as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any other the transactions contemplated hereby. For the avoidance of doubt and without limiting the foregoing, (A) no payments made pursuant to Section 2.7(c) or Section 6.12(d) of this Agreement shall be considered a Change in Control Payment, and (B) each of the payments set forth on Schedule 1.1(e) shall be considered a Change in Control Payment for all purposes of and under this Agreement.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Company Capital Stock” shall mean all of the capital stock of the Company, including Company Common Stock and Company Preferred Stock.

(h) “Company Common Stock” shall mean the common stock of the Company, par value $0.0001 per share, including any shares of Company Preferred Stock converted into shares of Company Common Stock immediately prior to, or upon the occurrence of, the Merger.

(i) “Company Debt” shall mean any Indebtedness of the Company or any of its Subsidiaries outstanding as of immediately prior to the Effective Time.

(j) “Company Intellectual Property” shall mean any Intellectual Property that is, or is purported to be, owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(k) “Company Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, is reasonably likely to occur, would reasonably be expected to occur, or would occur, there shall be excluded any effect on the Company or any of its Subsidiaries resulting from, or arising out of, any of the following (either alone or in combination):

(i) changes in, or conditions affecting, the U.S. or international economy generally, the financial markets, or the industry in which the Company operates, provided that such changes or conditions do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates;

(ii) changes in laws, rules or regulations, or in GAAP, or in the interpretation of any of the foregoing by any Person other than the Company, provided that such changes do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates;

(iii) acts of terrorism, war or other force majeure events;

(iv) any change (including any cancellation of, or delays in, customer purchases or orders or any reduction in customer order forecasts) demonstrably resulting from the announcement of this Agreement or the pendency of the Merger or any other transactions contemplated by this Agreement;

(v) any failure by the Company to meet any of its financial projections, forecasts or estimates, in and of itself (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, is reasonably likely to occur, would reasonably be expected to occur, or would occur); and

(vi) compliance by the Company with this Agreement, any express actions taken by the Company that are required to be taken by the Company pursuant to this Agreement or that are requested by Parent in writing, or any actions not taken by the Company at the express written request of Parent.

(l) “Company Option” shall mean all issued and outstanding options (including commitments to grant options), whether vested or unvested, to acquire shares of Company Capital Stock.

(m) “Company Option Commitments” shall mean those contractual commitments made by the Company to certain Continuing Employees to grant to such Continuing Employees options to purchase shares of Company Common Stock, which options the Company has not granted as of the date of this Agreement, specified on Schedule 1.1(m), which schedule shall specify the number of shares of Company Common Stock underlying the option grants that the Company was contractually committed to grant and the exercise price and vesting schedule that would have otherwise applied to each such grant.

(n) “Company Option Commitment Letter” shall mean the letter entered into by the Company and each Continuing Employee to whom the Company made a Company Option Commitment, which letter contains the payment (including the deemed exercise price), vesting conditions and other terms by which the Company Option Commitment Pool is payable to such Continuing Employee, a copy of which is attached hereto as Exhibit J.

(o) “Company Option Commitment Pool” shall mean the aggregate amount payable to holders of Company Option Commitments, assuming such Company Option Commitments were Company Options, which amount will be withheld from the Merger Consideration at Closing for payment to the Continuing Employees specified on Schedule 1.1(m)

to whom the Company made a Company Option Commitment pursuant to the Company Option Commitment Letters.

(p) “Company Preferred Stock” shall mean all preferred stock of the Company, including the Company Series Seed Preferred Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, and the Company Series C Preferred Stock.

(q) “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of the Company, including any policy relating to: (A) the privacy of users of any Company Product or website of the Company or any of its Subsidiaries, (B) the collection, storage, disclosure, and transfer of any Personal Data, or (C) any Employee information

(r) “Company Products” shall mean any products or service offerings of the Company and its Subsidiaries that have been or are being marketed, sold, offered, provided or distributed, or that the Company or any of its Subsidiaries intends to market, sell, offer, provide or distribute, including any products or service offerings under development, and including any such products or services that form the basis, in whole or in part, of any revenue or business projection made by the Company and its Subsidiaries, or provided by Company in connection with the negotiation of this Agreement

(s) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or held in the name of the Company or any of its Subsidiaries.

(t) “Company Securities” shall mean all securities of the Company, including all Company Capital Stock, Company Options, Company Warrants, all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company and any rights to acquire any of the foregoing securities of the Company, whether vested or unvested and whether subject to the satisfaction of time-based, performance-based or other conditions or criteria.

(u) “Company Securityholders” shall mean all holders of Company Securities, including all Company Stockholders, all holders of Company Options, all holders of Company Option Commitments and all holders of Company Warrants.

(v) “Company Series A Preferred Stock” shall mean the Company Preferred Stock designated “Series A Preferred Stock” in the Charter.

(w) “Company Series B Preferred Stock” shall mean the Company Preferred Stock designated “Series B Preferred Stock” in the Charter.

(x) “Company Series C Preferred Stock” shall mean the Company Preferred Stock designated “Series C Preferred Stock” in the Charter.

(y) “Company Series Seed Preferred Stock” shall mean the Company Preferred Stock designated “Series Seed Preferred Stock” in the Charter.

(z) “Company Stock Plans” shall mean the Company’s 2005 Stock Plan and any other stock option plans or other equity-related plans of the Company or any of its Subsidiaries.

(aa) “Company Stockholders” shall mean all holders of Company Capital Stock.

(bb) “Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

(cc) “Continuing Employee” shall mean each of (i) the Key Employees and (ii) each other Employee of the Company who both (x) prior to the Closing has entered into an “at will” employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date, pursuant to his or her execution and delivery of an offer letter and a proprietary information and inventions assignment agreement, each in a form acceptable to Parent, and (y) as of the Closing, has not breached, terminated, rescinded or repudiated (formally or informally) any such arrangement.

(dd) “Continuing Employee Pool” shall mean an amount to be withheld from the Merger Consideration at Closing for payment to Continuing Employees holding Unvested Equity Awards equal in value to the sum of (i) the aggregate Option Consideration otherwise payable in respect of all outstanding Unvested Company Options and (ii) the product obtained by multiplying (x) the Per Share Consideration by (y) the aggregate number of Unvested Company Capital Stock, in each case, held by Continuing Employees immediately prior to the Effective Time, the distribution from which is subject to the terms and conditions of the Continuing Employee Unvested Cash Plan and the applicable Continuing Employee Unvested Cash Plan Agreement; provided, however, that the parties hereto acknowledge and agree that to the extent that any right to receive payments in respect of any Unvested Equity Award is terminated, then any amounts that remain unpaid with respect to such Unvested Equity Award shall be forfeited and returned to Parent and shall not be returned to, and will no longer constitute a part of, the Continuing Employee Pool.

(ee) “Continuing Employee Unvested Cash Plan” shall mean the plan, including the related Continuing Employee Unvested Cash Plan Agreements, containing the payment, vesting conditions and other terms by which the Continuing Employee Pool is payable to Continuing Employees who hold outstanding Unvested Equity Awards immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit E-1.

(ff) “Continuing Employee Unvested Cash Plan Agreement” shall mean the agreements to be entered into by Parent with each Continuing Employee who hold one or more Unvested Equity Awards in connection with the Continuing Employee Unvested Cash Plan, a copy of the standard form of which is attached hereto as Exhibit E-2.

(gg) “Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) by the Company, or to which the Company is a party.

(hh) “DGCL” shall mean the General Corporation Law of the State of Delaware, as amended, or any successor statute thereto.

(ii) “Employee” shall mean any current or former or retired employee, consultant, contractor or director of the Company or any ERISA Affiliate.

(jj) “Employee Agreement” shall mean each employment, change in control, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company and its Subsidiaries or any ERISA Affiliate and any Employee.

(kk) “Environmental Laws” shall mean all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity, including, without limitation, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the Restriction on the Use of Hazardous Substances (“RoHS Directive”), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (“China RoHS”).

(ll) “Equity Awards” shall mean outstanding Company Options and outstanding Unvested Company Capital Stock with respect to which a valid and timely election under Section 83(b) of the Code has not been made.

(mm) “Escrow Percentage” shall mean the quotient obtained by dividing (x) Forty-One Million Dollars ($41,000,000), by (y) the aggregate amount of cash payable pursuant to Section 2.7 of this Agreement in respect of all shares of Company Capital Stock (disregarding (i) all Dissenting Shares and (ii) all shares of Parent-Owned Company Capital Stock), Vested Company Options and Unvested Equity Awards (whether or not such cash amounts are ultimately paid in respect of such Unvested Equity Awards due to the valid forfeiture of any rights to any such payments in respect of Unvested Equity Awards).

(nn) “Fully Diluted Shares” shall mean a number equal to (x) the aggregate number of shares of Company Common Stock which are outstanding as of immediately prior to the Effective Time, plus (y) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Securities, all calculated on a fully diluted, as converted to Company Common Stock basis, which are outstanding as of immediately prior to the Effective Time, plus (z) the total number of shares of Company Common Stock underlying the option grants that the Company was contractually committed to grant pursuant to the Company Option Commitments had such grants been made, minus the sum of (A) the maximum aggregate number of shares of Unvested Company Capital Stock held by Non-Continuing Employees which are repurchased pursuant to Section 2.7(c)(ii)(A), and (B) the maximum aggregate number of shares of Company Common Stock issuable upon the exercise of Unvested Company Options held by Non-Continuing Employees which are cancelled or terminated without the payment of any consideration pursuant to Section 2.7(c)(ii)(A).

(oo) “GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

(pp) “Governmental Authority” shall mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

(qq) “Hazardous Substance” shall mean any material, emission, or substance that has been designated by any Governmental Authority or by applicable federal, state or local Law to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise a danger to health, reproduction, or the environment.

(rr) “Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a

Hazardous Substance, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS).

(ss) “Indebtedness” shall mean all Liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) relating to or arising out of any Change in Control Payments, or (vi) in the nature of guarantees of the obligations described in the immediately preceding clauses (i) – (v), inclusive, of any other Person.

(tt) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith (whether existing now or in the future): (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) rights in inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, and any rights in technology, software, invention disclosures, technical data and customer lists; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

(uu) “Knowledge” shall mean (i) with respect to any Person, the actual knowledge of the members of the board of directors (or equivalent governing body) of such Person; (ii) with respect to the Company, the actual knowledge of Quentin Galivan, John Calonico, Anastasios Argyros and Mayank Bawa; and (iii) with respect to Parent, the actual knowledge of its executive officers.

(vv) “Law” shall mean U.S. federal, state, municipal or local or foreign laws, statutes, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, writs, injunctions, decrees, or any other similar legal requirements having the force or effect of law.

(ww) “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Action or governmental order and those arising under any Contract, excluding in all cases the performance obligations thereunder.

(xx) “Merger Consideration” shall mean (i) Three Hundred Twenty-Five Million Dollars ($325,000,000), plus (ii) the sum of (x) the aggregate exercise price of all Company Options and the deemed exercise price of the Company Option Commitments (as specified on Schedule 1.1(m)) that are cancelled or terminated and exchanged for the right to receive a portion of the Merger Consideration pursuant to Section 2.7(c) and (y) the aggregate exercise price of all Company Warrants that are cancelled or terminated and exchanged for the right to receive a portion of the Merger Consideration pursuant to Section 2.7(c), minus (iii) the sum of (x) the aggregate amount of all Transaction Expenses (whether paid prior to the Effective Time or becoming payable at or as of the Effective Time), (y) the aggregate amount of any and all Company Debt as of immediately prior to the Effective Time (without giving effect to the payment or other discharge of any such Company Debt in connection with the Merger and the other transactions contemplated by this Agreement, including the payment or discharge of any Change in Control Payments), and (z) the aggregate amount (without duplication of any cash amounts contemplated by the immediately preceding clause (y) of this clause (iii)) of any and all Change in Control Payments that become payable at or as of the Effective Time or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement.

(yy) “Non-Continuing Employee” shall mean each Employee of the Company or any Subsidiary of the Company who is not a Continuing Employee.

(zz) “Open Source Material” shall mean any software or other material or content that is distributed or made available as “open source software” or “free software”, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or other material or content. Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, or a similar license.

(aaa) “Option Consideration” shall mean an amount in cash, without interest, equal to the excess, if any, of the Per Share Consideration over the per share exercise price of the Company Option.

(bbb) “Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

(ccc) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(ddd) “Personal Data” shall mean any piece of information that allows the identification of a natural person, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number.

(eee) “Per Share Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (x) the Merger Consideration by (y) the Fully Diluted Shares (including any shares of Parent-Owned Company Capital Stock; provided, however, that, for the avoidance of doubt, any such shares of Parent-Owned Company Capital Stock shall be cancelled without any payment of any consideration therefor pursuant to Section 2.7(b)(iii) and, except as otherwise set forth herein, the Per Share Consideration otherwise payable in respect of such shares of Parent-Owned Capital Stock shall be retained by Parent and not otherwise paid hereunder).

(fff) “Pre-Closing Taxes” shall mean any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, including any Transaction Payroll Taxes and Transfer Taxes imposed or levied on the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a daily basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.

(ggg) “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.

(hhh) “Pro Rata Share” shall mean, with respect to each Company Securityholder, an amount on a pro rata basis calculated based on the aggregate Merger Consideration otherwise payable to each Company Securityholder pursuant to this Agreement in respect of the Company Securities of such Company Securityholder (without giving effect to any escrow contributions or holdbacks contemplated by this Agreement) relative to the aggregate Merger Consideration payable in respect of all Company Securities.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi public legal authority at any time.

(jjj) “Representative Expense Amount” shall mean $250,000.

(kkk) “Security Interest” shall mean any mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote) or lien (whether arising by contract or by operation of law and whether voluntary or involuntary), excepting restrictions contained in Intellectual Property Contracts.

(lll) “Shrink-Wrap Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $5,000 for perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations); provided, however, that the term “Shrink-Wrap Code” shall not include any Open Source Materials.

(mmm) “Stock Restriction Agreement” shall mean any stock restriction, repurchase, forfeiture or other similar agreement between the Company and any other Person pursuant to which the Company has a right to repurchase shares of Company Capital Stock held by such Person upon terms and subject to certain conditions set forth therein.

(nnn) “Straddle Period” shall mean any taxable period beginning prior to and ending after the Closing Date.

(ooo) “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

(ppp) “Tax” or “Taxes” shall mean (i) all U.S. federal, state and local and non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Taxable period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence of any other Person as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of law.

(qqq) “Taxing Authority” shall mean the IRS or any other governmental body (whether state, local or non-U.S.) responsible for the administration of any Tax.

(rrr) “Tax Law” shall mean any Law (whether domestic or foreign) relating to Taxes.

(sss) “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

(ttt) “Technology” shall mean computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

(uuu) “Transaction Expenses” shall mean (i) all fees and expenses (including any and all legal, accounting, consulting, investment banking, financial advisory, data room provider and brokerage fees and expenses) incurred by the Company, any of its Subsidiaries, any other Person for which the Company or its Subsidiaries may pay or reimburse such Person or otherwise may be obligated to pay or reimburse such Person or may be or may become liable in connection with this Agreement, the Merger or any of the transactions contemplated hereby; (ii) any and all costs and expenses relating to or arising from obtaining or maintaining a tail policy for the Company’s director’s and officer’s insurance, if applicable; and (iii) any and all Transaction Payroll Taxes. For the avoidance of doubt, for all purposes of and under this Agreement, “Transaction Expenses” shall not include any fees and expenses incurred by Parent other than Transaction Payroll Taxes.

(vvv) “Transaction Payroll Taxes” shall mean any employment or payroll Taxes with respect to any Change in Control Payments and the payments that are paid or payable pursuant to Section 2.7(c)(i) and Section 2.7(c)(ii)(B)(1), whether paid or payable by Parent, the Company or its Subsidiaries.

(www) “Unvested Company Capital Stock” shall mean all shares of Company Common Stock that are subject to a right of repurchase by the Company or other similar risk of forfeiture to the Company, whether pursuant to a Stock Restriction Agreement executed in connection with or at any time following the issuance of such Company Common Stock or otherwise, as of immediately prior to the Effective Time, and is not released from such right of repurchase or other restriction as a result of the Merger.

(xxx) “Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time and does not vest as a result of, or in connection with, the Merger.

(yyy) “Unvested Company Optionholder” shall mean any Person holding Unvested Company Options.

(zzz) “Unvested Equity Award” shall mean any Unvested Company Option, Company Option Commitment or Unvested Company Capital Stock outstanding immediately prior to or upon the occurrence of the Merger at the Effective Time.

(aaaa) “Unvested Equity Awardholder” shall mean any Person holding an Unvested Equity Award as of immediately prior to or upon the occurrence of the Merger at the Effective Time.

(bbbb) “Unvested Escrow Adjustment” shall mean an amount of cash equal to the aggregate of all Unvested Escrow Amounts. For the avoidance of doubt, the Unvested Escrow Adjustment shall constitute a portion of each of the Continuing Employee Pool and the Company Option Commitment Pool.

(cccc) “Vested Company Capital Stock” shall mean all shares of Company Common Stock other than Unvested Company Capital Stock.

(dddd) “Vested Company Option” shall mean any Company Option (or portion thereof) that is vested immediately prior to the Effective Time, or vests as a result of, or in connection with, the Merger at the Effective Time.

(eeee) “Vested Company Optionholder” shall mean any Person holding Vested Company Options as of immediately prior to the Merger.

(ffff) “Vested Company Stockholder” shall mean any Person holding shares of Vested Company Capital Stock as of immediately prior to the Effective Time.

(gggg) “Vested Escrow Amount” shall mean an amount of cash equal to (i) Forty-One Million Dollars ($41,000,000), minus (ii) the Unvested Escrow Adjustment.

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, all capitalized terms that are not defined in the preamble or recitals hereto, or in Section 1.1, shall have the respective meanings ascribed to such terms throughout this Agreement.

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement,

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All references in this Agreement to a legal entity (including the Company) shall be deemed to refer to such entity and its Subsidiaries unless the context otherwise requires.

(f) All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at https://services.intralinks.com/login/?w=913282&p=3 at least 24 hours prior to the execution and delivery of this Agreement by the parties hereto.

(h) Article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(i) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(j) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(k) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(l) References to “$” and “Dollars” are to U.S. dollars.

(m) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule.

(n) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The Company as the surviving corporation of the Merger is hereinafter sometimes referred to herein as the “Surviving Corporation.”

2.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cause the Merger to become effective by filing a certificate of merger in customary form (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law as soon as practicable after the Closing (but in any event on the Closing Date if the Closing occurs at a time in which such filings are accepted for filing by the Secretary of State of the State of Delaware, or the first Business Day thereafter if the Closing occurs at a time in which such filings are not accepted for filing by the Secretary of State of the State of Delaware). The actual time of acceptance of such filing by the Secretary of State of the State of Delaware (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Certificate of Merger) is referred to herein as the “Effective Time.”

2.3 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the Merger shall be consummated at a closing (the “Closing”) to occur on a Business Day as soon as practicable, but in no event later than three Business Days following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in ARTICLE 7 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions at the Closing) at the offices of Parent, 10000 Innovation Drive, Miamisburg, Ohio 45342, unless another date and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation; Bylaws; Corporate Records.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect immediately prior to the Effective Time (the “Charter” and, together with the Bylaws of the Company, as in effect immediately prior to the Effective Time, the “Company Organizational Documents”), shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as stated in such amended and restated certificate of incorporation shall be “Aster Data Systems, Inc.,” whereupon such certificate of incorporation as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as stated in such amended and restated bylaws shall be “Aster Data Systems, Inc.,” whereupon such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

(c) Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and each of its Subsidiaries and other controlled Affiliates.

2.6 Directors and Officers of Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

2.7 Effect on Securities of Constituent Corporations.

(a) Merger Sub Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Vested Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Vested Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 2.7 and throughout this Agreement, each outstanding share of Vested Company Capital Stock (other than Company Treasury Stock, Parent-Owned Company Capital Stock, Dissenting Shares and Unvested Company Capital Stock) shall be cancelled and extinguished and converted automatically into the right to receive an amount of cash (without interest) equal to the Per Share Consideration, less (x) the amounts that Parent is entitled to withhold to fund the Escrow Fund pursuant to Section 2.8(b) and (y) the amounts that Parent is entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.8(c), upon the surrender of such certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein. From and after the Effective Time, each share of Vested Company Capital Stock that is cancelled and converted into the right to receive Merger Consideration by virtue of the Merger pursuant to this Section 2.7(b)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing shares of Vested Company Capital Stock shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Merger Consideration payable in respect of the shares of Vested Company Capital Stock evidenced by such certificate pursuant to this Section 2.7(b)(i) (less applicable Tax withholding, the amounts that Parent is entitled to withhold to fund the Escrow Fund pursuant to Section 2.8(b), and the amounts that Parent is entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.8(c)), upon the surrender of such certificate (or alternatively, a Lost Stock Certificate Affidavit and a Lost Certificate Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein. For purposes of calculating the amount of cash payable to each Company Stockholder in respect of such stockholder’s shares of Vested Company Capital Stock pursuant to this Section 2.7(b)(i), (A) all of the shares of Vested Company Capital Stock held by each Company Stockholder shall be aggregated on a certificate-by-certificate basis, (B) the amount of cash payable in respect of each such certificate shall be rounded down to the nearest cent and (C) no cash shall be paid in respect of fractional shares.

(ii) Company Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and owned by the Company as treasury stock as of immediately prior to the Effective Time (“Company Treasury Stock”) shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall thereupon cease to exist.

(iii) Parent Owned Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and owned by Parent or any of its Subsidiaries as of immediately prior to the Effective Time (“Parent-Owned Company Capital Stock”) shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall thereupon cease to exist and the Per Share Consideration otherwise payable in respect of such shares of Parent-Owned Capital Stock shall be retained by Parent and not otherwise paid hereunder.

(iv) Dissenting Shares.

(A) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under Section 262 of the DGCL (“Section 262”) to exercise appraisal rights and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and properly demands, appraisal of such shares pursuant to Section 262 and complies in all respects with the provisions of Section 262 and has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration pursuant to in Section 2.7(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262. Notwithstanding the provisions of this Section 2.7(b)(iv), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable portion of the Merger Consideration payable in respect of such shares pursuant to Section 2.7(b)(i), without interest, upon surrender of the certificate representing such shares.

(B) The Company shall (1) comply with the requirements of Section 262, (2) give Parent prompt notice of any written demand received by the Company pursuant to Section 262, of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (3) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not make any payment or settlement offer prior to the Effective Time of the Merger with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(C) Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 in excess of the amount payable pursuant to Section 2.7(b)(i) for each such Dissenting Share (following the Effective Time, such amount, unless determined in a final, non-appealable judgment of a court, shall be subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262, shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Escrow Fund.

(c) Vested Company Options, Unvested Equity Awards and Company Warrants.

(i) Vested Company Options. No outstanding Vested Company Options shall be assumed by Parent. At the Effective Time, each then outstanding and unexercised Vested Company Option shall, by virtue of the Merger, be terminated and the holder thereof shall be entitled to receive, with respect to each share of Company Capital Stock subject thereto, the Option Consideration less (x) the amounts that Parent is entitled to withhold to fund the Escrow Fund pursuant to Section 2.8(b) and (y) the amounts that Parent is entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.8(c).

(ii) Unvested Equity Awards. No outstanding Unvested Equity Awards shall be assumed by Parent.

(A) Non-Continuing Employees. At the Closing, each then outstanding Unvested Equity Award held by any Non-Continuing Employee shall be cancelled or terminated without the payment of any consideration (other than any required payment for the repurchase of any Unvested Company Capital Stock held by any Non-Continuing Employee, which shall be repurchased by the Company in accordance with Section 6.14(a) pursuant to their existing terms and conditions upon the termination of employment, or consulting or advisory services of the impacted Employee).

(B) Continuing Employees.

(1) At the Effective Time, the vesting with respect to each then outstanding Unvested Equity Award held by an Employee who, effective immediately after the Closing, will be a Continuing Employee, shall be accelerated such that effective immediately prior to the Closing such Unvested Equity Awards shall vest as to that number of shares that would have otherwise vested as of March 31, 2011 if all other conditions to vesting had been satisfied as of such date.

(2) At the Effective Time, by virtue of the Merger, each then outstanding Unvested Equity Award that is not accelerated pursuant to Section 2.7(c)(ii)(B)(1) held by an Employee who, effective immediately after the Closing, will be a Continuing Employee shall, in the case of Unvested Company Options, be cancelled pursuant to their terms and, in the case of Unvested Company Capital Stock, be cancelled pursuant to their terms and this Section 2.7(c)(ii)(B). Notwithstanding the foregoing, Parent shall provide each Continuing Employee who, as of the Effective Time, held any Unvested Company Options or shares of Unvested Company Capital Stock, subject to (1) surrender of the certificate or agreement representing such Unvested Equity Award, (2) the terms set forth in, and the execution and delivery of, such Continuing Employee’s Continuing Employee Unvested Cash Plan Agreement, (3) the continued employment of the Unvested Equity Awardholder with Parent or a Subsidiary thereof, and (4) such other terms set forth in the Continuing Employee Unvested Cash Plan, an amount of cash from the Continuing Employee Pool, without interest, equal to: (x) with respect to Unvested Company Options, the Option Consideration, and (y) with respect to shares of Unvested Company Capital Stock, the Per Share Consideration multiplied by the number of shares of Unvested Company Capital Stock subject to the applicable Unvested Equity Award, in each case less the amounts that Parent is entitled to withhold pursuant to Sections 2.8(b) and 2.8(c). Notwithstanding anything to the contrary in this Section 2.7 or elsewhere in this Agreement, at the Effective Time, any portion of the Continuing Employee Pool to which a Company Securityholder is entitled at the Effective Time shall be payable to such Company Securityholder only in accordance with the terms and conditions of the Continuing Employee Unvested Cash Plan Agreement to which such Company Securityholder is a party. Except (aa) as contemplated by the terms and conditions of the Continuing Employee Unvested Cash Plan and (bb) as provided in Section 2.8(b), the payment of the Merger Consideration pursuant to this Agreement in exchange for Company Securities that constitute Unvested Equity Awards immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such shares of Unvested Equity Awards immediately prior to or at the Effective Time. Parent shall provide each Continuing Employee who, as of the Effective Time, held Company Option Commitment, subject to (1) the terms set forth in, and the execution and delivery of, such Continuing Employee’s Company Option Commitment Letter and (2) the continued employment of the Continuing Employee with Parent or a Subsidiary thereof, an amount of cash from the Company Option Commitment Pool, without interest, equal to the excess, if any, of the Per Share Consideration over the deemed per share exercise price of such Company Option Commitment as specified on Schedule 1.1(m) less (x) the amounts that Parent is entitled to withhold to fund the Escrow Fund pursuant to Section 2.8(b) and (y) the amounts that Parent is entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.8(c). Any amount payable to a Company Securityholder pursuant to this Agreement in respect of Unvested Equity Awards shall not be paid by Parent or the Paying Agent at the Effective Time and shall instead be paid by Parent or the Paying Agent (directly or indirectly, including through a payroll processor) to such Company Securityholder only after the date that such Unvested Equity Awards would have become vested or released from the Company’s repurchase right under the applicable vesting schedule in effect in respect of such Unvested Equity Awards immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule), less the amounts with respect thereto withheld by Parent or deposited into the Escrow Fund in accordance with Section 2.8(b) or the Representative Expense Fund pursuant to Section 2.8(c). Notwithstanding the foregoing or anything to the contrary set forth herein or in the Continuing Employee Unvested Cash Plan or any Company Option Commitment Letter, Parent shall be entitled to pay all cash amounts that become payable pursuant to this Section 2.7(c)(ii) in respect of Unvested Equity Awards that vest during each calendar quarter following the Effective Time on Parent’s first regularly-scheduled payroll date of the calendar quarter immediately following the vesting date of such Unvested Equity Awards, subject to the terms and conditions of the Continuing Employee Unvested Cash Plan Agreement or Company Option Commitment Letter, as applicable; provided, however, that no Continuing Employee will forfeit any amount earned as a result of his or her continuing service as a result of the foregoing quarterly payment structure. Each Continuing Employee Unvested Cash Plan Agreement or Company Option Commitment Letter, as applicable, shall provide that any amount payable pursuant to this Agreement to a Continuing Employee who is a party to such Continuing Employee Unvested Cash Plan Agreement or Company Option Commitment Letter, as applicable, shall be (A) withheld by Parent (and constitute a portion of the Continuing Employee Pool or the Company Option Commitment Pool, as applicable) in order to secure Parent’s repurchase rights or such Continuing Employee’s vesting provisions applicable to such Continuing Employee’s Unvested Equity Award as of immediately prior to the Effective Time; and (B) upon payment to such Continuing Employee, subject to withholding by Parent pursuant to the terms and conditions of this Agreement, including Sections 2.8(b)(ii) and 2.8(f), and shall be paid without interest.

(iii) Company Warrants. No outstanding Company Warrants, if any, shall be assumed by Parent, and the Company shall use its reasonable best efforts to cause each such Company Warrant to be either (i) exercised by the holder of such Company Warrant in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time, either pursuant to their own terms or pursuant to an agreement with the holder thereof.

(iv) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.7 under the Company Stock Plans, all agreements evidencing Company Option, all agreements evidencing Company Warrant and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that at the Effective Time the Company shall not have any outstanding equity interests other than shares of Company Capital Stock and Company Options outstanding.

2.8 Payment Procedures.

(a) Closing Payment Fund. As promptly as practicable following the Effective Time (but, in any event, within one Business Day following the Closing Date), Parent shall deposit, or cause to be deposited, with Wells Fargo Bank, National Association (the “Paying Agent”) an amount in cash equal to the aggregate amounts payable pursuant to Section 2.7(b) (such funds being referred to herein as the “Closing Payment Fund”). All funds held from time to time in the Closing Payment Fund shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to the Company Securityholders in accordance with the terms hereof. All interest and other earnings from any investment of funds held from time to time in the Closing Payment Fund shall be the sole and exclusive property of Parent, and no part of such interest or other earnings shall accrue to or for the benefit of any Company Securityholders. Notwithstanding anything to the contrary in this Agreement, in the event that the Closing Payment

Fund is insufficient to make the aggregate payments contemplated by Section 2.7(b), Parent shall promptly deposit additional cash into the Closing Payment Fund in an amount sufficient to make all such payments on a timely basis.

(b) Escrow Fund. All amounts deposited with the Escrow Agent pursuant to this Section 2.8(b) are referred to in the aggregate as the “Escrow Fund.”

(i) Vested Company Capital Stock and Vested Company Options. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be entitled to withhold from the aggregate Merger Consideration otherwise payable to the Company Securityholders pursuant to Section 2.7 in respect of Vested Company Capital Stock and Vested Company Options an amount of cash equal in the aggregate to the Vested Escrow Amount. The Vested Escrow Amount shall be withheld from each such Company Securityholder in accordance with such Company Securityholder’s Escrow Percentage attributable to such Company Securityholder’s Vested Company Capital Stock and Vested Company Options. As soon as practicable following the Effective Time (but, in any event, within one Business Day following the Closing Date), Parent shall deposit, or cause to be deposited, with the Escrow Agent an amount in cash equal to the Vested Escrow Amount. The Vested Escrow Amount shall be held and distributed in accordance with the terms and conditions of the Escrow Agreement. The Escrow Agent shall hold the Vested Escrow Amount as partial security for the indemnification obligations of the Indemnifying Parties in accordance with the terms and conditions set forth herein. The Vested Escrow Amount (or any portion thereof) shall be distributed at the times and upon the terms and conditions set forth in the Escrow Agreement.

(ii) Unvested Equity Awards. With respect to any amounts paid to a Company Securityholder pursuant to Section 2.7(c)(ii)(B) or the Continuing Employee Unvested Cash Plan or from the Company Option Commitment Pool pursuant to a Company Option Commitment Letter, from the Effective Time until the 24-month anniversary of the Closing Date, Parent shall be entitled to withhold from such amount an amount of cash equal to the Escrow Percentage of such amount (any such amounts, an “Unvested Escrow Amount”). Parent may withhold any Unvested Escrow Amount or, in its sole discretion deposit, or cause to be deposited, with the Escrow Agent any Unvested Escrow Amount. To the extent applicable, following the 24-month anniversary of the Closing Date, from any amounts paid to a Company Securityholder pursuant to Section 2.7(c)(ii)(B) , the Continuing Employee Unvested Cash Plan or from the Company Option Commitment Pool pursuant to a Company Option Commitment Letter, Parent shall be entitled to withhold all or any portion of such amount necessary to satisfy such Company Securityholder’s indemnification obligations with respect to any Outstanding Claim (as such term is defined in the Escrow Agreement), which amounts may, at Parent’s option, be deposited with the Escrow Agent. Any amounts deposited with the Escrow Agent pursuant to this Section 2.8(b)(ii) shall be held and distributed in accordance with the terms and conditions of the Escrow Agreement, and upon any such deposit with the Escrow Agent, Parent shall provide written notice thereof to the Representative, identifying the Company Securityholder to which such deposit relates and the corresponding deposit amount. The Escrow Agent shall hold any amounts deposited with the Escrow Agent pursuant to this Section 2.8(b)(ii) as partial security for the indemnification obligations of the Indemnifying Parties in accordance with the terms and conditions set forth herein. Any amounts (or any portion thereof) deposited with the Escrow Agent pursuant to this Section 2.8(b)(ii) shall be distributed at the times and upon the terms and conditions set forth in the Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, Parent shall not be entitled to withhold more than the Unvested Escrow Adjustment in the aggregate from all such Company Securityholders pursuant to this Section 2.8(b)(ii).

(iii) Tax Treatment. For U.S. federal income tax purposes, any payment to the Company Securityholders other than holders of Equity Awards of any portion of the Escrow Amount will be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate, and will be subject to imputation of interest under Section 483 or Section 1274 of the Code. Any interest and earnings on the Vested Escrow Amount will be included in the gross income of Parent pursuant to Section 468B(g) of the Code. In no event shall the total amount of the Vested Escrow Amount, including any interest and earnings thereon, to be paid to the Company Securityholders under this Agreement exceed an amount to be designated pursuant to this Agreement, which is intended to ensure that the right of the Company Securityholders to any such payments is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. Neither Parent nor the Company shall take a position in any Tax Return or examination or other administrative or judicial proceeding (including any ruling request) relating to any Tax that is inconsistent with such treatment, except as otherwise required by a Taxing Authority. Any payment of any portion of the Vested Escrow Amount to a holder of Equity Awards will be treated as compensation reportable on Forms W-2 to be issued by the Company and includable in gross income of such holder at the time of payment.

(c) Representative Expense Fund. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be entitled to withhold from the aggregate Merger Consideration otherwise payable to each Company Securityholder pursuant to Section 2.7 an amount of cash equal to the Representative Expense Amount. The Representative Expense Amount shall be withheld from each such Company Securityholder in accordance with such Company Securityholder’s Pro Rata Share. As soon as practicable following the Effective Time (but, in any event, within one Business Day following the Closing Date), Parent shall deposit, or cause to be deposited, with the Representative an amount in cash equal to the Representative Expense Amount (such funds being referred to herein as the “Representative Expense Fund”). The Representative Expense Fund shall be held by the Representative as agent and for the benefit of the Company Securityholders in a segregated client bank account and shall be used solely for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Each holder of Company Securities shall be deemed to have contributed to the Representative Expense Fund such holder’s Pro Rata Share of the Representative Expense Amount, to be held by the Representative pursuant to this Agreement. If, as of immediately prior to the Effective Time, a holder of Company Securities shall hold any Unvested Equity Awards, then all or a portion of any Merger Consideration otherwise payable under this Agreement in respect of any Vested Company Capital Stock or Vested Company Options held by such Unvested Equity Awardholder as of immediately prior to the Effective Time shall be withheld and deposited into the Representative Expense Fund prior to the deposit of any amounts payable under this Agreement in respect of any Unvested Equity Awards held by such Unvested Equity Awardholder as of immediately prior to the Effective Time, until such Unvested Equity Awardholder’s entire contribution to the Representative Expense Fund (in respect of all Company Securities held by such Unvested Equity Awardholder, whether vested or unvested) has been withheld and deposited into the Representative Expense Fund. Thereafter, any amounts payable to such Unvested Equity Awardholder under this Agreement shall be withheld and deposited into the Representative Expense Fund by Parent if and only to the extent necessary to satisfy such Unvested Equity Awardholder’s entire Representative Expense Fund contribution obligation under this Agreement (with the understanding and agreement that any amounts so deposited into the Representative Expense Fund on behalf of any such

Unvested Equity Awardholder shall vest prior to any amounts payable under this Agreement in respect of any Unvested Equity Award held by such Unvested Equity Awardholder that is not so deposited into the Representative Expense Fund). The Representative Expense Amount shall be held and distributed in accordance with the provisions of this Agreement. The Representative shall hold the Representative Expense Fund as partial security for the reimbursement obligations of the Indemnifying Parties in accordance with the terms and conditions set forth herein. The Company Securityholders shall not receive interest or other earnings on the Representative Expense Fund and the Company Securityholders irrevocably transfer and assign to the Representative any ownership right that they may have in any interest that may accrue on funds held in the Representative Expense Fund. The Company Securityholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice. The Representative shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct.

(d) Exchange Procedures. Subject to the conditions set forth in this Agreement:

(i) As soon as commercially practicable after the Effective Time (and, within two Business Days following the Closing Date if the Payment Spreadsheet is delivered in accordance with Section 6.9(a)), Parent shall cause the Paying Agent to mail or otherwise deliver to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) to the address set forth opposite such Company Stockholder’s name on the Payment Spreadsheet. After receipt of such Letter of Transmittal, such Company Stockholder shall surrender the certificates representing his, her or its shares of the Company Capital Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with duly completed and validly executed Letter of Transmittal (it being understood that certificates representing Company Preferred Stock that has been converted or that has been deemed converted to Company Common Stock immediately prior to the Effective Time shall suffice for this purpose). Upon surrender of the Company Stock Certificates and Letter of Transmittal, the holder of such Company Stock Certificates shall be entitled to receive from the Paying Agent as soon as commercially practicable thereafter (but, in any event, within three Business Days following receipt by the Paying Agent of such Company Stock Certificates and Letter of Transmittal in good order), by delivery of a check or by such other payment mechanism approved by Parent in its reasonable discretion (it being acknowledged and agreed that the Company’s 10 largest stockholders and their Affiliates (calculated on a fully diluted, as converted to Company Common Stock basis) will be entitled to request payment by means of a wire transfer from the Paying Agent), the cash constituting the portion of the Closing Payment Fund to which such Company Stockholder is entitled less any applicable Tax withholding. The Company Stock Certificates so surrendered shall be cancelled. Until so surrendered, after the Effective Time, subject to appraisal rights under the DGCL, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Agreement. No portion of the Closing Payment Fund shall be paid to any Company Stockholder unless and until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Letter of Transmittal pursuant hereto.

(ii) As soon as commercially practicable after the Closing Date, and upon receipt by the Paying Agent or Parent, as applicable, of such documents that Parent or the Paying Agent may reasonably require (which documents shall be substantially similar to the Letter of Transmittal) in order to effect the payment of the portion of the Closing Payment Fund with respect of Vested Company Options, each holder of Vested Company Options shall be entitled to receive from the Paying Agent or Parent (directly or indirectly, including through a payroll processor), as applicable, the portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.7(c)(i), less any applicable Tax withholding.

(iii) As soon as commercially practicable after the Effective Time, Parent or the Surviving Corporation shall mail or otherwise deliver to each holder of Unvested Equity Awards who is a Continuing Employee a copy of the Continuing Employee Unvested Cash Plan, a Continuing Employee Unvested Cash Plan Agreement and such other documents as may be reasonably required by Parent (collectively, the “Unvested Equity Award Documents”). Each holder of Unvested Equity Awards who is a Continuing Employee shall be responsible for delivering to Parent his or her executed Unvested Equity Award Documents, together with the certificate(s) or agreement(s) representing his or her cancelled Unvested Equity Awards after the Closing. Subject to the receipt by Parent of such Unvested Equity Award Documents and the terms and conditions of the Continuing Employee Unvested Cash Plan and such holder’s Continuing Employee Unvested Cash Plan Agreement, such holder of Unvested Equity Awards shall be entitled to receive from Parent out of the Continuing Employee Pool the payments that such holder is eligible to receive pursuant to Section 2.7(c)(ii)(B) (without interest and less any applicable Tax withholding). The payments made to the holders of Unvested Equity Awards pursuant to their Continuing Employee Unvested Cash Plan Agreements shall be subject to applicable income or employment Tax withholding as required under the Code or any provision of applicable Tax Law. No payments shall be made to the holder of any Unvested Equity Awards who is a Continuing Employee in connection with the Continuing Employee Unvested Cash Plan unless and until such holder shall have delivered to Parent the Unvested Equity Award Documents and any other documents that Parent may reasonably require pursuant thereto.

(iv) If payment of any portion of the applicable Closing Payment Fund is to be made to a Person other than the Person in whose name the surrendered Company Securities are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Company Securities surrendered, and shall have established to the satisfaction of Parent that such Tax has been paid, or (B) shall have established to the satisfaction of Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.7, each certificate or agreement formerly representing Company Securities shall be deemed to represent for all purposes only the right to receive the applicable Merger Consideration, if any, in respect of such Company Securities formerly represented thereby in accordance with the terms of this Agreement and in the manner provided herein.

(e) Termination of Closing Payment Fund; No Liability. At any time following the six-month anniversary of the Effective Time, subject to abandoned property, escheat or similar Law, Parent shall be entitled to require the Paying Agent to deliver to it all or any portion of the Closing Payment Fund (including any earnings received with respect thereto) that has not been disbursed to holders of Company Securities, and thereafter such holders of Company Securities shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law), and only as general creditors thereof, with respect to the applicable Merger Consideration payable in respect thereof, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate or agreement formerly representing Company Securities for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Securities two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Authority) shall become, to the extent permitted by applicable Law, including any abandoned property, escheat or similar Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Withholding Rights and Transfer Taxes. Parent, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Law in respect of Taxes or under any applicable Law, and to request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information; provided, however, that to the extent that any payment to any Person is not reduced by such deductions or withholdings, such Person shall indemnify Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) for any amounts imposed by and paid over to any Taxing Authority with respect to any such Taxes, together with any costs and expenses relating thereto (including reasonable attorneys’ fees and costs of investigation). To the extent that such amounts are so deducted or withheld pursuant to this Section 2.8(f), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All sales, use, value-added, goods and services, gross receipts, excise, registration, recording, stamp duty, transfer or other similar Taxes or governmental fees (“Transfer Taxes”) imposed or levied in connection with the transactions contemplated by this Agreement shall be borne by the party on whom such tax is assessed.

(g) Lost, Stolen or Destroyed Certificates. In the event that any certificate(s) which formerly represented shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder in form reasonably satisfactory to Parent (a “Lost Stock Affidavit”), Parent shall instruct the Paying Agent to pay such Company Stockholder the portion of the Merger Consideration to which such Company Stockholder is entitled to pursuant to Section 2.7(a); provided, however, that Parent may, in its sole discretion (acting in good faith) and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed (the “Lost Certificate Indemnity Agreement”).

2.9 Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Section 2.9, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

2.10 Taking of Further Necessary Action. Each of Parent, the Company and the Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Company or otherwise to take, and shall take, upon request by Parent, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this ARTICLE 3 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this ARTICLE 3, and (B) any other representations and warranties set forth in this ARTICLE 3 if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be only made as of such date), as follows:

3.1 Organization and Good Standing.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as currently conducted and as proposed to be conducted by it. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies of the Company Organizational Documents as currently in effect and the organizational documents of each of the Company’s Subsidiaries. The Company Organizational Documents and those of its Subsidiaries are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of its Company Organizational Documents, nor are any of the Company’s Subsidiaries in violation of any provision of their respective organizational documents.

(c) The operations now being conducted by the Company and each of its Subsidiaries are not (and have never been) conducted under any other name.

(d) Schedule 3.1(d) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries as of the date hereof.

3.2 Authority; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company except for the receipt of the Stockholder Written Consents. The Board of Directors of the Company has unanimously determined that it is fair to, advisable and in the best interests of the Company Stockholders to enter into a business combination upon the terms and subject to the conditions of this Agreement, has unanimously approved this Agreement, the Escrow Agreement the Merger and the other transactions contemplated hereby and thereby and has unanimously resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby and, other than obtaining the Requisite Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Escrow Agreement or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Merger or any other transactions contemplated hereby or thereby. None of such actions by the Board of Directors of the Company have been amended, rescinded or modified. This Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The Merger Consideration into which each share of Company Capital Stock will be converted in the Merger, if any, conforms to the Company Organizational Documents and no Company Stockholder shall be entitled to receive any different or additional amount in the Merger with respect to shares of Company Capital Stock held by such Company Stockholder.

(c) Schedule 3.2(c) of the Disclosure Schedule specifies the vote of the holders of any of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby under applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or is otherwise bound (the “Requisite Stockholder Approval”). The Company has notified (or will notify following the date hereof and prior to the Effective Time) the holders of Company Capital Stock of the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents and Delaware Law and as contemplated herein. The information furnished on or in any document mailed, delivered or otherwise furnished to the Company Stockholders in connection with the solicitation of their consent to, and adoption of, this Agreement and the Merger did not contain, and will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of an aggregate of 58,135,926 shares of Company Capital Stock, consisting of an aggregate of 37,750,000 shares of Company Common Stock and an aggregate of 20,385,926 shares of Company Preferred Stock, of which an aggregate of 3,000,000 shares have been designated Company Series Seed Preferred Stock, an aggregate of 6,313,226 shares have been designated Company Series A Preferred Stock, an aggregate of 6,072,700 shares have been designated Company Series B Preferred Stock, and an aggregate of 5,000,000 of which have been designated Company Series C Preferred Stock. As of the date hereof, (i) an aggregate of 9,318,890 shares of Company Common Stock are issued and outstanding, (ii) an aggregate of 3,000,000 shares of Company Series Seed Preferred Stock are issued and outstanding, (iii) an aggregate of 6,134,893 shares of Company Series A Preferred Stock are issued and outstanding, (iv) an aggregate of 6,054,966 shares of Company Series B Preferred Stock are issued and outstanding, and (v) an aggregate of 4,784,689 shares of Company Series C Preferred Stock are issued and outstanding. The Company has reserved an aggregate of 9,500,000 shares of Company Common Stock for issuance under the Company Stock Plans, and an aggregate of 6,329,573 shares of Company Common Stock are issuable upon the exercise of Company Options outstanding as of the date hereof. The Company has reserved 51,881 shares of Company Series A Preferred Stock and 8,594 shares of Company Series B Preferred Stock for issuance pursuant to warrants.

(b) All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Company Capital Stock and other Company Securities have been offered, issued and sold by the Company in compliance with U.S. federal and applicable state securities laws. Except as set forth in this Section 3.3, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of Company Capital Stock is authorized or outstanding. All of the issued and outstanding shares of Company Preferred Stock and other Company Securities will convert into shares of Company Common Stock at or prior to the effective time as a result of the transactions contemplated by this Agreement. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other right or to issue or distribute to holders of any shares of Company Capital Stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the Company Capital Stock.

(c) Schedule 3.3(c) of the Disclosure Schedule contains a true, complete and correct list of all of the Company Stockholders as of the date hereof, setting forth the shares of Company Capital Stock held by each Company Stockholder as of the date of this Agreement.

(d) Schedule 3.3(d) of the Disclosure Schedule contains a true, complete and correct list of all persons who, at the close of business on the date of this Agreement, hold Company Options, indicating, with respect to each Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. All Company Options have been granted or issued at an exercise price equal to the fair market value of the underlying Company Common Stock, as determined by the Board of Directors of the Company at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code. True, complete and correct copies of each Company Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such plan) have been made available to Parent’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being made available to Parent’s counsel, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case form those made available to Parent’s counsel.

(e) Schedule 3.3(e) of the Disclosure Schedule contains a true, complete and correct list of all persons who, at the close of business on the date of this Agreement, hold Company Warrants, indicating, with respect to each Company Warrant, the number and type of shares of Company Capital Stock issuable upon the exercise of such Company Warrant, and the exercise price and expiration date thereof.

3.4 Subsidiaries. Schedule 3.4 of the Disclosure Schedule contains a true, complete and correct list of each Subsidiary of the Company. Except for the Subsidiaries of the Company set forth in Schedule 3.4 of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.

3.5 No Conflicts. The execution and delivery of this Agreement, the compliance with the provisions of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any material Contract, Permit, Security Interest or other interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Security Interest upon any material assets of the Company, or (iv) violate any Law applicable to the Company or any Company Securityholder or any of their respective properties or assets.

3.6 Governmental Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with (together, the “Consents”), any Governmental Authority is required on the part of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Company Securityholder in connection with the execution and delivery of this Agreement or the consummation of the Merger or any other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company and would not prevent, materially alter or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.7 Financial Statements.

(a) Schedule 3.7(a) of the Disclosure Schedule contains a true, correct and complete copy of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet and consolidated statements of income, changes in stockholders’ equity and cash flow as of January 31, 2010 and for the twelve-month period then ended, and (b) the unaudited consolidated balance sheet of the Company as of January 31, 2011 (the “Balance Sheet”) and consolidated statements of income, changes in stockholders’ equity and cash flow as of and for the twelve month period then ended. The Financial Statements (i) are derived from and the in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP (except that such unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other except as may be indicated in the notes thereto, (iii) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (iv) are true, complete and correct in all material respects. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(b) The Company has in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). To the Knowledge of the Company, there has not been any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

(c) Schedule 3.7(c) of the Disclosure Schedule contains a true, correct and complete list of all of the accounts receivable of the Company and an aging schedule relating thereto, each as of the end of the last completed calendar month prior to the date hereof. All of the accounts receivable of the Company, whether reflected on the Balance Sheet (in which case such accounts or notes receivable have been properly reflected in the Balance Sheet in accordance with GAAP) or arising since the date of the Balance Sheet, have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Except to the extent of the allowance for doubtful accounts on the Balance Sheet, such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are, to the Knowledge of the Company, fully collectible and no Account Receivable is subject to any counterclaim, set-off, defense, Security Interest, claim, or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth in Schedule 3.7(c) of the Disclosure

Schedule. The Company has not invoiced or otherwise charged any of its customers for amounts in excess of the amounts that such customer had theretofore agreed to pay for the good and services provided to it by the Company.

3.8 Absence of Changes. Since the date of the Balance Sheet through the date hereof, (i) no Company Material Adverse Effect has occurred, and (ii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has:

(a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

(b) issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(c) adopted, amended, modified, or terminated in any material respect any Company Employee Plan, agreement trust, fund, arrangement for the benefit of employees or any collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by applicable Law);

(d) increased any compensation or fringe benefits, paid any bonus, granted any increase in severance or termination pay or otherwise changed any of the terms of employment or service for any of its Employees;

(e) entered into any loan or advanced any money or other property with any of its employees, officers, directors or consultants outside the ordinary course of business consistent with past practice;

(f) incurred any indebtedness for purchase money or borrowed money;

(g) mortgaged, pledged or subjected to any Security Interest, any of its properties or assets, tangible or intangible;

(h) acquired or disposed of any assets or properties (whether tangible or intangible) having a value in excess of $100,000 (singly or in the aggregate);

(i) forgiven or cancelled any debts or claims, or waived any rights, having a value in excess of $100,000;

(j) incurred a capital expenditure or made a commitment exceeding $100,000 individually or $500,000 in the aggregate;

(k) changed accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(l) made or changed any material Tax election, adopted or changed any Tax accounting method, agreed to or settled any claim or assessment relating to Taxes, entered into any closing agreement in respect of Taxes, or extended or waived any of the limitation periods applicable to any claim or assessment relating to Taxes;

(m) revaluated any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $25,000;

(n) made any payment of any nature to any Company employee, director or consultant other than salary or fees payable in the ordinary course of business consistent with past practice;

(o) received notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Intellectual Property owned by or developed or created by the Company or one of its Subsidiaries or of infringement by the Company or one of its Subsidiaries of any other Person’s Intellectual Property;

(p) commenced or settled any lawsuit or become aware of the commencement, settlement, notice or threat of any lawsuit or proceeding or other investigation against the Company, the Subsidiaries or their affairs, or any reasonable basis for any of the foregoing;

(q) engaged in any purchase or sale of any interest in real property, grant of any Security Interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease; or

(r) entered into any agreement, commitment or obligation to do any of the foregoing.

3.9 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for (a) Liabilities and obligations shown on the Balance Sheet, including proper accrual for bonuses and commissions, (b) Liabilities and obligations which have arisen since the date of the Balance Sheet in the ordinary course of business consistent with past practice, and (c) obligations incurred pursuant to or in connection with this Agreement, the Merger and the other transactions contemplated hereby. Except as set forth in Schedule 3.9 of the Disclosure Schedule, there is no Company Debt. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied.

3.10 Taxes.

(a) The Company and its Subsidiaries have prepared and timely filed all required U.S. federal, state, local, and non-U.S. returns Tax Returns relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations, and such Tax Returns are true and correct and have been completed in accordance with applicable Law.

(b) The Company and its Subsidiaries have (i) timely paid all Taxes they are required to pay, and (ii) timely paid or withheld with respect to their employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all U.S. federal and state, and non-U.S. income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, whether or not such payments are in connection with any Tax Return.

(c) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No power of attorney that is currently in force has been granted by or with respect to the Company or any of its Subsidiaries in connection with any matter relating to Taxes.

(d) Neither the Company nor any of its Subsidiaries has been notified of any request for an audit, examination or proceeding with respect to any Return of the Company or its Subsidiaries, nor, to the Knowledge of the Company, is any such audit, examination or proceeding presently in progress. No adjustment relating to any Return filed by the Company or its Subsidiaries has been proposed by any tax authority to the Company, any of its Subsidiaries or any representative thereof. No claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(e) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business.

(f) The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns, Tax opinions and legal memoranda, audit reports, letter rulings and similar documents for the Company and its Subsidiaries for all periods since its inception.

(g) There are (and immediately following the Effective Time there will be) no Security Interests on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Security Interests for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Security Interest for Taxes on the assets of the Company or any of its Subsidiaries.

(h) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income tax Return or a Return under similar state, local or non-U.S. Tax laws (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount pursuant to such an agreement, (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise, and (d) ever been a party to any joint venture, partnership or, to the Knowledge of the Company, other agreement that could be treated as a partnership for Tax purposes.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company or any of its Subsidiaries has participated in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Copies of any documents relating to any such Tax Incentives have been made available to Parent or its legal counsel or accountants.

(m) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a resident of or having a permanent establishment, other place of business or a source of income in that country. Neither the Company nor any of its Subsidiaries is liable for any tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(n) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(o) There currently are no limitations on the utilization of the net operating losses or other similar items of the Company under Section 269 of the Code or any comparable provision of state, local or non-U.S. Tax Law. There is no deferred gain or loss allocable to the Company or any of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any comparable provision of state, local or non-U.S. Tax Law. Neither the Company nor any of its Subsidiaries has engaged in a transaction that is subject to the dual consolidated loss rule of Section 1503(d) of the Code.

(p) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (a) change in method of accounting made prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) amount received prior to the Closing.

(q) There is no Contract to which the Company or any of its subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. Except as set forth in Schedule 3.10(q) of the Disclosure Schedule, no payment or benefit which has been, will be or may be made with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). Except as set forth in Schedule 3.10(q) of the Disclosure Schedule, there is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Schedule 3.10(q) of the Disclosure Schedule contains a true, complete and correct list of all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(r) Except as set forth in Schedule 3.10(r) of the Disclosure Schedule, the Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance, in all material respects, with Section 409A of the Code. No stock option or other right to acquire Company Capital Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (determined in a manner consistent with Section 409A of the Code); (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights; (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code); or (iv) has failed to be properly accounted for in accordance with GAAP in the Financials.

3.11 Suppliers and Major Customers. Schedule 3.11 of the Disclosure Schedule sets forth a true, complete and correct list of each supplier of goods or services to the Company to whom the Company paid in the aggregate more than $175,000 since January 31, 2010 (the “Major Suppliers”), together with, in each case, the amount paid during such period. Schedule 3.11 of the Disclosure Schedule also sets forth a true, complete and correct list of each customer of the Company from whom the Company received more than $200,000 in the aggregate in collections or accounts receivable since January 31, 2010 (the “Major Customers”), together with, in each case, the amount of the order received during such period. Since January 31, 2010, no Major Supplier or Major Customer has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company, or provided notice to Company of its intent do any of the foregoing. The Company is not engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit or reduce its business relations with the Company, or materially reduce or change the pricing or other terms of its business with the Company. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement would not reasonably be expected to have an adverse effect on the business relationship of the Company with any Major Supplier or Major Customer.

3.12 Property.

(a) Neither the Company nor any of its Subsidiaries currently owns or has ever owned any real property.

(b) The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all properties and assets (whether real, personal, tangible or intangible) necessary to conduct all of the businesses and operations of the Company and its Subsidiaries as currently conducted, including all properties and assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet, and none of such properties or assets is subject to any Security Interest. This Section 3.12 does not apply to Intellectual Property.

(c) Schedule 3.12(c) of the Disclosure Schedule contains a true, complete and correct list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”) the name of the lessor, the date and term of the Real Property Lease and each amendment thereto and the aggregate annual rental payable thereunder. The Company has made available to Parent true, complete and correct copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Closing will not affect the enforceability against any Person of any Real Property Lease or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any Leased Premises, including the right to the continued use and possession of the Leased Premises for the conduct of business as presently conducted, and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Real Property Leases.

(d) The Real Property Leases are each in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries, and neither the Company nor any of its Subsidiaries are in breach of or default under, nor have they received written notice of any breach of or default under, any Real Property Lease and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company, any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company or one of its Subsidiaries currently occupies all of the Leased Premises for the operation of its business and there is no other person or entity with a right to occupy the Leased Premises. The Leased Premises and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Company and each of its Subsidiaries does not, nor to the Knowledge of the Company, does any Leased Premises violate in any material respect any applicable building code, zoning requirement or other Law relating to such property or operations thereon. Neither the Company nor one of its Subsidiaries could be required to expend more than $10,000 in causing any Leased Premises to comply with the surrender conditions set forth in the applicable Real Property Lease. The Company or one of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Disclosure Schedule sets forth a true, complete and correct list of the Company Registered Intellectual Property (including the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier).

(b) Neither the Company nor any of its Subsidiaries has claimed any “small business status” in the application for or registration of any Company Registered Intellectual Property, nor any other status that, to the Knowledge of the Company, would not be applicable to Parent or the Surviving Company. To the Knowledge of the Company, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art not in the file wrapper, that would render any of the Company Registered Intellectual Property that is not an application invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries have misrepresented, or failed to disclose, any facts or circumstances known to it in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c) The Company is the sole and exclusive beneficial and record owner of all Company Intellectual Property, including Company Registered Intellectual Property and no other Person has any other ownership rights thereto (contingent or otherwise).

(d) All Company Registered Intellectual Property is valid (to the Knowledge of the Company), subsisting and in full force and effect (except with respect to applications) and has not expired or been cancelled or abandoned. If any Company Registered Intellectual Property is later found to be invalid, such finding will not be predicated on any act or omission by the Company or any of its Subsidiaries, nor on any information or event about which the Company knew or should have known. All necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other equivalent authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company and its Subsidiaries within 90 days of the Closing Date with respect to any item of Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(e) There is no pending (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any Company Registered Intellectual Property, nor has the Company received written notice threatening any such Action. The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any Company Registered Intellectual Property.

(f) The Company owns, or has valid rights to use, all of the Intellectual Property and Technology used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries, as currently conducted and as proposed to be conducted. To the extent that any Patents would be infringed by the conduct of the business of the Company and its Subsidiaries, as currently conducted and as proposed to be conducted, including the manufacture, use, sale or import of any Company Products, the Company or its Subsidiaries are the exclusive owner of such patents or have secured appropriate rights from the owner through license or other agreement to make, use, sell and import such Company Products and otherwise conduct the business of Company and its Subsidiaries.

(g) The conduct of the business of the Company and its Subsidiaries, including the use, development, marketing, sale and provision of Company Products, as previously conducted, as currently conducted and as planned to be conducted (under the current product roadmaps and business plans of the Company) does not and will not (i) infringe, dilute, misappropriate or otherwise violate any Intellectual Property or other proprietary right owned by any third party, or (ii) to the Knowledge of the Company, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(h) There is no pending (and at no time within the three years prior to the date of this Agreement has there been pending or threatened any) Action alleging that the conduct of the business of the Company or any of its Subsidiaries infringes, dilutes, misappropriates, or otherwise violates or constitutes the unauthorized use of, or will infringe, dilute, misappropriate, or otherwise violate or constitute the unauthorized use of, the Intellectual Property of any third party (nor, to the Knowledge of the Company, is there any basis therefor), nor has the Company received written notice threatening any such Action (nor, to the Knowledge of the Company, any threat not in writing that is reasonably likely to result in any such Action). Neither the Company nor any of its Subsidiaries is a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order (including those resulting from any Action) which (i) restricts the rights of the Company or any of its Subsidiaries to use any Intellectual Property, (ii) restricts the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property or (iii) requires any future payment by the Company or any of its Subsidiaries. The Company has not received any communication from any third party offering to license to the Company any Intellectual Property, other than as contained in advertisements or sales communications to license or obtain generally commercially available Technology.

(i) Schedule 3.13(i) of the Disclosure Schedule is a true, complete and correct list of all Contracts to which the Company or any of its Subsidiaries is a party (1) pursuant to which the Company or any of its Subsidiaries has licensed, granted a covenant not to sue or immunity from infringement, or assigned or is obligated to license, grant or assign any Company Intellectual Property to a third party, or otherwise relating to any Company Intellectual Property (“Out-Licenses”), other than (i) non-exclusive licenses entered into in the ordinary course of business in connection with the sale of Company Products, (ii) standard non-disclosure agreements that do not materially differ in substance from the Company’s standard forms, which have been made available to Parent, and (iii) standard contractor agreements that do not materially differ in substance from the Company’s standard forms, which have been made available to Parent, or (2) pursuant to which a third party has licensed, granted a covenant not to sue or immunity from infringement, or assigned any Intellectual Property to the benefit of Company or any of its Subsidiaries (“In-Licenses”, and together with Out-Licenses, the “Intellectual Property Contracts”), excluding only Contracts for Shrink-Wrap and standard non-disclosure agreements that do not materially differ in substance from the Company’s standard forms, which have been made available to Parent. There are no Contracts between the Company or any of its Subsidiaries and any third party with respect to the Intellectual Property under which there is any known dispute regarding the scope of such Contract or performance under such Contract, including with respect to any payments to be made or received by the Company and its Subsidiaries thereunder.

(j) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating, or otherwise violating or engaged in the unauthorized use of any Company Intellectual Property, and no Actions, suits, claims or proceedings have been brought against any third party by the Company alleging that a third party is infringing, diluting, misappropriating, or otherwise violating or engaged in the unauthorized use of any Company Intellectual Property.

(k) All Company Intellectual Property is, and following Closing will be, fully transferable, alienable or licensable by Parent after the Closing without restriction and without payment of any kind to any third party.

(l) The Company and each of its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property, including requiring each current and former employee, consultant and independent contractor who has made any contributions to the development of any Company Product to execute a Proprietary Information and Inventions Agreement under which Company or its Subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property (excepting, to the extent applicable, non-assignable moral rights) (including the right to seek past and future damages with respect thereto) (in each case, which agreement does not materially differ in form or substance, with respect to such Intellectual Property matters, from the Company’s standard forms which have been provided by Company to Parent) under which such employee, consultant or independent contractor has not retained and does not have any rights or licenses with respect to any such Intellectual Property developed for the Company or its Subsidiaries or using resources owned or provided by the Company or its Subsidiaries. Other than under a confidentiality or non-disclosure agreement or contractual provision relating to confidentiality and non-disclosure, there has been no disclosure to any third party of confidential information or Trade Secrets of the Company related to any Company Product. Assignments of the Registered Intellectual Property listed in Schedule 3.13(a) of the Disclosure Schedule to the Company have been duly executed and filed with the U.S. Patent and Trademark Office or Copyright Office, Governmental Authority or any equivalent foreign authority, as applicable.

(m) Neither the Company nor any of its Subsidiaries has granted (other than to employees or consultants of the Company under Proprietary Information and Inventions Agreements or written confidentiality agreements, as applicable) nor is the Company or any of its Subsidiaries obligated to grant access or a license to any of the source code of the Company or any of its Subsidiaries for any Company Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code for any Company Product). The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any source code owned by the Company or any of its Subsidiaries or the grant of incremental rights to a Person with regard to such source code. The source code for all Company Products that include software has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and customary practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Products. All Company software, both before and after the completion of the Code Scrub Requirements, conforms to and performs substantially in accordance in all material respects with all specifications, drawings, representations and warranties related to such software provided to the Company’s customers.

(n) Schedule 3.13(n) of the Disclosure Schedule accurately identifies and generally describes (A) each item of Open Source Material that is or has been contained in, or distributed with, each Company Product or from which any part of any Company Product has been derived, or which is or has been distributed or made available to any third party by or for the Company or any of its Subsidiaries, (B) a reference to the applicable license terms for each such item of Open Source Material, (C) the Company Product to which each such item of Open Source Material relates, and (D) whether (and if so, in a general manner, how) each such item of Open Source Material has been modified or distributed by or for the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has used any Open Source Material in a manner that grants or would require the grant of a license to any Person of any Company Product (excepting such Open Source Materials themselves, as unmodified in a material manner by Company) or Company Intellectual Property or, in each case, any portion thereof. The Open Source Materials have not been exploited in a manner that imposes or purports to impose a requirement or condition that the Company Intellectual Property (or any portion thereof) be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge.

(o) Neither the execution of this Agreement nor the consummation by the Company of the transactions contemplated by this Agreement will result in any violation, loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, with respect to any Technology or Intellectual Property, nor require the consent of any Governmental Authority or third party with respect to any such Technology or Intellectual Property. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, nor an assignment to Parent, by operation of law or otherwise, of any Contract to which the Company or any of its Subsidiaries is a party, will result in (A) Parent or its Affiliates granting to any third party any right in any Intellectual Property, (B) Parent or its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (C) Parent or its Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or any of its Subsidiaries prior to the Closing.

(p) Neither the Company nor any of its Subsidiaries has assigned or transferred to any third party rights in any Intellectual Property that is or was Company Intellectual Property, and has not granted any exclusive rights in any Company Intellectual Property to any third party.

(q) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company or any of its Subsidiaries. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(r) The Company has made available to Parent (i) all documentation and notes in the Company’s possession that relate to the testing of Company Products and (ii) a true, complete and correct list of all known bugs, defects and errors in each version of the Company Products that are currently being commercially distributed. The Company Products do not currently contain any other bugs, defects, errors or problems that cannot be corrected by the Parent in the ordinary course of business with a reasonable expenditure of engineering resources.

(s) All Company Products that are currently being commercially distributed, and all software and firmware owned by, or purported to be owned by, the Company and its Subsidiaries (and all parts thereof): (i) will function in the same manner immediately following the Closing as they currently function and (ii) are free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company software or firmware (or all parts thereof) or data or other software of users (“Contaminants”).

(t) The Company and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company are free from Contaminants. The Company and each of its Subsidiaries has appropriate disaster recovery plans, procedures and facilities for their businesses and has taken reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and each of its Subsidiaries as it is currently conducted. There have been no unauthorized intrusions or breaches of the security of its information technology systems. The Company and each of its Subsidiaries has implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(u) Schedule 3.13(u) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, the period of time during which such policy was or has been in effect, whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later Company Privacy Policy to such data or information. The Company and each of its Subsidiaries has complied with all applicable Company Privacy Policies and Laws relating to privacy, data protection, and the collection and use of personally identifiable information. The Company and each of its Subsidiaries has at all times made all disclosure to users or customers required by applicable Laws relating to privacy and none of such disclosures have been inaccurate in any material respect or materially misleading or deceptive or in violation of any applicable laws. The Company and each of its Subsidiaries takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, and other misuse. No breach or violation of any such security policy has occurred and there has been no unauthorized or illegal use of or access to any of the data in any databases that include Personal Data. None of the execution, delivery, or performance of this Agreement, the consummation of any of the transactions contemplated by this Agreement or Parent’s possession of any Personal Data will result in any violation of any Company Privacy Policy or applicable Law with respect to privacy. Neither the Company nor any of its Subsidiaries has received a complaint regarding the Company’s or any of its Subsidiaries’ collection, use or disclosure of personally identifiable information or other Personal Data.

(v) The Company’s and its Subsidiaries’ business as currently conducted and as proposed to be conducted (under the current product roadmaps and business plans of the Company) does not and will not involve the use or development of, or engaging in, encryption technology, or other Technology whose development, commercialization or export is restricted under applicable U.S. Law, and the Company’s and its Subsidiaries’ business as currently conducted and as proposed to be conducted (under the current product roadmaps and business plans of the Company) does not and will not require the Company or any of its Subsidiaries to obtain a license from a Governmental Authority regulating the development, commercialization or export of Technology.

(w) Neither the Company nor any of its Subsidiaries is now or has ever been a member or promoter of, participant in, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any of its Subsidiaries to disclose, grant or offer to any other Person any license or right to any Company Intellectual Property or restrict or impair the Company’s enforcement of the Company Intellectual Property.

(x) Neither the Company nor any of its Subsidiaries has received or requested an opinion letter from counsel that any Company Product, or the operation of the business of the Company or its Subsidiaries as previously or currently conducted, or as proposed to be conducted, infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property of any third party.

(y) No person other than the Company and its Subsidiaries has ownership rights granted by the Company or any of its Subsidiaries to an improvement made by or for the Company or any of its Subsidiaries in any Company Intellectual Property. All Company Intellectual Property will be fully transferable, alienable or licensable by Parent or the Surviving Company without restriction and without payment of any kind to any third party.

(z) The Company Intellectual Property is not subject to any exclusive license or right granted to a third party.

(aa) Each item of Company Intellectual Property is free and clear of any Security Interests.

(bb) Other than with respect to industry standard indemnity provisions contained in agreements entered in the ordinary course of business (such as indemnity provisions that do not materially differ in substance from those in the Company’s standard form(s) of end-use license (including attachments) (copies of which have been made available to Parent)), Schedule 3.13(bb) of the Disclosure Schedule lists all Contracts between the Company or one of its Subsidiaries, on the one hand, and any other Person, on the other hand, wherein or whereby the Company or one of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or one of its Subsidiaries or such other Person of the Intellectual Property of any Person other than the Company or any of its Subsidiaries.

(cc) Schedule 3.13(cc) of the Disclosure Schedule lists all Company Products.

3.14 Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to, subject to or otherwise bound by:

(i) any Contract or series of related Contracts which requires aggregate future expenditures by the Company in excess of $100,000 or which might result in payments by or to the Company in excess of $100,000 or is otherwise material to the business of the Company or any of its Subsidiaries;

(ii) any Contract for the purchase of equipment in excess of $75,000;

(iii) any Contract that expires more than one year after the date of this Agreement and is not terminable by Company on 90 days notice (or less) without penalty;

(iv) any Contract (other than a Contract entered into in the ordinary course of business consistent with past practice) with support or indemnification obligations that cannot be terminated with 90 days’ notice (or less) without penalty;

(v) any distributor, reseller or similar Contract under which the Company does not have the right to terminate without penalty on 90 days’ notice (or less);

(vi) any Contract (other than those related to Company Securities or required to be disclosed pursuant to Section 3.14(a)(xvii)) with any current or former stockholder, employee, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any Related Party;

(vii) any Contract limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(viii) all Intellectual Property Contracts, excluding only Contracts for Shrink-Wrap Code, non-disclosure agreements, and contractor agreements entered in the ordinary course of business;

(ix) all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

(x) any Contract providing for the development of any Technology or Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries;

(xi) any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xii) any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(xiii) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xiv) any Contract concerning a joint venture, joint development or other similar arrangement with one or more Persons;

(xv) any hedging, futures, options or other derivative Contract;

(xvi) any Contract creating any obligation with respect to the payment of any severance, retention, bonus, success, change of control or other similar payment to any Person the payment or acceleration of which is triggered by the Company entering into this Agreement, or the consummation of any of the transactions contemplated hereby or any subsequent transactions or events;

(xvii) any Contract for the employment of any director, officer, employee or consultant of the Company or any of its Subsidiaries or any other type of Contract with any officer, employee or consultant of the Company or any of its Subsidiaries that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xviii) any Contract under which the Company or any of its Subsidiaries provides any consulting, software implementation, deployment, development services or support services with payments to the Company in excess of $25,000;

(xix) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xx) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;

(xxi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business pursuant to the Company’s standard (substantially unmodified form) (a copy or copies of which has been made available to Parent);

(xxii) any settlement agreement; or

(xxiii) any Real Property Lease.

(b) True, complete and correct copies of each Material Contract (including all amendments thereto) have been made available to Parent. Each Contract set forth in Schedule 3.14(a) of the Disclosure Schedule or any other Schedule of the Disclosure Schedule (or required to be so disclosed therein, whether or not actually disclosed therein) (each, a “Material Contract” and collectively, the “Material Contracts”) is a valid and binding agreement of the Company and is in full force and effect in accordance with its terms. The Company is not in default or breach under the terms of any of the Material Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the Merger or any other transactions contemplated by this Agreement give rise to any such default or breach and, to the Knowledge of the Company, (A) no other party to any such Material Contracts is in default or breach of such Material Contracts, and (B) no event has occurred that with notice or the passage of time would constitute a default or breach thereunder by the Company or would permit the modification or premature termination of any such Material Contracts by any other party thereto.

3.15 Benefit Plans.

(a) For purposes of this Agreement, the term “Company Employee Plan” or “Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Company, any Subsidiary of the Company, other Person under common control with the Company or any of its Subsidiaries within the meaning of 414(b), (e), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate is a party. Schedule 3.15(a) of the Disclosure Schedule includes a true, complete and correct list of all Plans, and the Company has made available to Parent a true, complete and correct copy of each Plan as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter received from the IRS, if any. The Company has made available to Parent true, complete and correct copies of all Form 5500 Series annual reports for each Plan for the prior three years (if such forms were required to be filed), together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any Liability or penalty relating to any Plan.

(b) Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in material compliance with, its terms and all applicable statutes, orders, rules and regulations. Each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and there are no facts which might adversely affect such qualification.

(c) Neither the Company nor its ERISA Affiliates maintains, sponsors or contributes to any Plan subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any Liability, including withdrawal Liability, with respect to any such Plan.

(d) The Company and each ERISA Affiliate has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.

(e) With respect to all Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred that could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Sections 4975 through 4980 of the Code.

(f) There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company or any ERISA Affiliate, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan or any fiduciary or sponsor of a Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(g) The Company does not have any obligations under any Plan to provide post-retirement or post-employment benefits (including disability, health, and life, or death benefits) to any employee or any former employee of the Company other than as required by COBRA or applicable state Law.

(h) Schedule 3.15(h) of the Disclosure Schedule lists all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

(i) Neither the Company nor any ERISA Affiliate currently maintains, has established, sponsors, participates in or contributes to any plan maintained or contributed to by the Company pursuant to the Law or applicable custom or rule of any applicable jurisdiction outside of the United States, and neither the Company nor any ERISA Affiliate has ever had any obligation to maintain, establish, sponsor, participate in or contribute to any such plan.

3.16 Personnel.

(a) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service (or constructive termination or other change) of any Employee in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Except as set forth in Schedule 3.16(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged any employee whose employment would require special licenses or permits. The Company or any of its Subsidiaries has, in all material respects, withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company or any of its Subsidiaries has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no unwritten policies or customs that, by extension, could entitle employees of the Company or any Subsidiary of the Company to benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). Neither the Company nor any of its Subsidiaries has engaged any consultants, sub-contractors or freelancers who, according to applicable Law, would be entitled to the rights of an employee with respect to the Company or such Subsidiary, including rights to severance pay, vacation, and other employee-related statutory benefits. Neither the Company nor any of its Subsidiaries has any obligations under COBRA (or similar Law) with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order relating to employment matters with any Government Authority. There are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees or other service providers, which controversies have or have threatened to result in an action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c) Schedule 3.16(c) of the Disclosure Schedule sets forth a true, complete and correct list as of the Closing Date of all severance Contracts, employment Contracts and Contracts providing for any Change in Control Payment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Except for the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Balance Sheet and (ii) pursuant to Contracts entered into after the date of the Balance Sheet and disclosed in Schedule 3.16(c) of the Disclosure Schedule.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any employee or other service provider, and no such collective bargaining agreement other union Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee or other service provider of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current activities or proceedings of any labor union to organize the employees of the Company or any of its Subsidiaries. There is no

labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any Labor Agreement or require the Company or any Seller to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the Knowledge of the Company, threatened.

(e) The Company has made available to Parent a true, complete and correct list of the names, positions and rates of compensation of all current officers, directors, and employees of the Company and each of its Subsidiaries, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), status as exempt/non-exempt and fringe benefits for the current fiscal year.

(f) The Company has made available to Parent a true, complete and correct list of all of its consultants, advisory board members, seconded workers, and independent contractors since January 1, 2009, who have received compensation from the Company of $20,000 or more and for each the initial hire date or date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided, the specific entity for whom they provide services, and whether the engagement has been terminated by either party, including the effective date of such termination.

(g) The Company and each of its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Law. In the past year, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign Law or regulation. Neither the Company nor any of its Subsidiaries has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.

(h) The Company has made available to Parent true, complete and correct copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

3.17 Government Funding. Neither the Company nor any of its Subsidiaries has applied for or received any financial assistance from any supranational, national, local or foreign authority or government agency.

3.18 Insurance. Schedule 3.18 of the Disclosure Schedule contains a true, complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company and each of its Subsidiaries. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability. True, complete and correct copies of each listed policy have been made available to Parent. Such policies are in full force and effect and each of its Subsidiaries has complied in all material respects with the provisions of such policies.

3.19 Litigation. There is no (a) Action pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or Permit) or (c) to the Knowledge of the Company, any Actions pending or threatened against any Related Party in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company or any of its Subsidiaries. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

3.20 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with, and has complied in all material respects with, and as of the date of this Agreement has not received any written notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Law). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, has been threatened to be charged with, nor has been given notice of, any violation of any Law.

(b) All Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in their respective assets or properties, or (ii) which are required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest, has been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and constitute all Permits required to permit the Company or such Subsidiary to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.

(c) The Company and each of its Subsidiaries has conducted its export transactions in accordance with applicable provisions of the U.S. export control laws and regulations.

(d) Neither the Company nor any of its Subsidiaries (including, to the Knowledge of the Company, any of their respective officers, directors, agents, employees or other

Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.21 Environmental Matters.

(a) The Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws in all material respects.

(b) Neither the Company nor any of its Subsidiaries has received any notice of any noncompliance of its past or present operations with Environmental Laws.

(c) No notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (ii) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (iii) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (iv) exposed any employee or other individual to any Hazardous Substances so as to give rise to any liability or corrective or remedial obligation under any Environmental Law.

(e) Except in compliance with Environmental Laws and in a manner that would not subject the Company or any of its Subsidiaries to liability, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries has at any time ever owned, operated, occupied or leased.

(f) Neither the Company nor any of its Subsidiaries have, nor are they required to have, any Permit, for their Hazardous Substance Activities.

(g) To the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance Activities of the Company, any of its Subsidiaries or any other Person.

(i) The Company has made available to Parent true, complete and correct copies of all material environmental records, reports, notifications, permits, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company, any of its Subsidiaries or any of its representatives or advisors.

3.22 Banking Relationships. Schedule 3.22 of the Disclosure Schedule sets forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement, and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. If requested by Parent, on or prior to the Closing Date, the Company will have provided Parent with the account numbers and on-line access to all such accounts. Except as set forth in Schedule 3.22 of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.23 Books and Records. The Company has made available to Parent or its counsel true, complete and correct copies of (a) all documents identified on the Disclosure Schedule, (b) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors of the Company and its Subsidiaries, committees thereof and stockholders of the Company and each of its Subsidiaries, (c) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (d) Permits, orders and consents issued by any Governmental Authority with respect to the Company and each of its Subsidiaries, or any securities of the Company or any of its Subsidiaries, and all applications for such Permits, orders and consents. The minute books of the Company and each of its Subsidiaries made available to Parent contain a true, complete and correct summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, complete and correct in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and each of its Subsidiaries.

3.24 Brokers and Finders. All negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its Affiliates in such manner as to give rise to any valid claim against the Company or Parent for any investment banker, brokerage or finder’s commission, fee or similar compensation.

3.25 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.26 Certain Relationships and Related Transactions. None of the officers and directors of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the Employees or Company Securityholders, nor, to the Knowledge of the Company, any immediate family member of an officer, director, Employee or Company Securityholder, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of such officers, directors, Employees or Company Securityholders or immediate family members is a party to or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties may be bound or affected, other than normal employment, compensation and benefit arrangements for services as an officer, director or employee thereof. To the Knowledge of the Company, none of such officers, directors, Employees, Company Securityholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of its Subsidiaries, except for the rights of stockholders under applicable Law.

3.27 Disclosures. To the Knowledge of the Company, neither this Agreement nor any Exhibit or Schedule hereto (including the Disclosure Schedule) contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading. There is no fact that the Company has not disclosed to Parent in writing and of which the Company has Knowledge that would or is reasonably likely to cause a Company Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

BY PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

4.2 Authority; Enforceability. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and to perform their obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Board of Directors of each of Parent and Merger Sub has unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby are desirable and in the best interests of Parent, Merger Sub and their respective stockholders, respectively, has unanimously approved this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Escrow Agreement or any certificate or other instrument required to be executed and delivered by Parent or Merger Sub pursuant hereto or to consummate the Merger or any other transactions contemplated hereby or thereby. None of such actions by the Board of Directors of Parent or Merger Sub has been amended, rescinded or modified. Each of this Agreement, the

Escrow Agreement and each certificate and other instrument required to be executed and delivered by Parent or Merger Sub pursuant hereto has been (or will be) duly and validly executed and delivered by Parent or Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.3 No Conflicts. The execution and delivery of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto, the compliance with the provisions of this Agreement, the Escrow Agreement and each certificate or other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation of the Merger and the other transactions contemplated hereby and thereby, will not (a) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Parent or Merger Sub is entitled under, any Contract, Permit, Security Interest or other interest to which Parent or Merger Sub is a party or by which Parent, Merger Sub is bound or to which its assets are subject, (c) result in the creation or imposition of any Security Interest upon any assets of Parent or Merger Sub, or (d) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets.

4.4 Governmental Filings and Consents. No Consent of any Governmental Authority is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Merger or any other transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, (ii) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

4.5 Funds. On the Closing Date, Parent will have sufficient funds to pay the aggregate Merger Consideration payable in respect of shares of Company Capital Stock in the Merger pursuant to this Agreement.

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

During the time period from the date hereof until the earlier to occur of (i) the Effective Time or (ii) the valid termination of this Agreement in accordance with the provisions of Section 9.1, the Company covenants and agrees with Parent as follows:

5.1 Conduct of Business of the Company.

(a) Except as expressly contemplated by this Agreement, as set forth in Schedule 5.1(a) of the Disclosure Schedule, or as Parent shall otherwise consent in writing, the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), and, to the extent not inconsistent with such business, use reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

(b) Except as expressly contemplated by this Agreement, as set forth in Schedule 5.1(b) of the Disclosure Schedule, or as Parent shall otherwise consent in writing, the Company shall not (and shall cause its Subsidiaries not to):

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) other than pursuant to the terms of any Stock Restriction Agreement;

(iii) issue, grant, deliver or sell any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Capital Stock, in each case other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or the conversion of shares of Company Preferred Stock or the issuance of shares of Company Capital Stock upon the exercise of Company Warrants outstanding as of the date of this Agreement;

(iv) cause or permit any amendments to its Charter, Bylaws or other equivalent organizational documents;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s businesses;

(vi) other than in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof;

(vii) convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;

(viii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(ix) pay any Indebtedness (other than (A) as expressly required by and in compliance with the required payment terms thereof and (B) the payment of trade debt in the ordinary course of business);

(x) incur any Indebtedness (other than trade payables in the ordinary course of business consistent with past practice) or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(xi) make any expenditure or enter into any commitment or transaction exceeding $100,000 (other than the payment of rent, payroll or payments pursuant to scheduled debt payments, payments for capital assets for which purchase orders have been issued prior to the date hereof and interest obligations on Company Debt in the ordinary course of business and consistent with past practice);

(xii) (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person (except for license agreements with customers in the ordinary course of business and consistent with past practice), (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, (D) or change pricing or royalties charged by the Company to its customers or licensees under existing Contracts, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company, in either case, where such changes would survive the Closing;

(xiii) terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any Contract that would have been required to have been disclosed in Schedule 3.12(c), Schedule 3.13(i) or Schedule 3.14(a) of the Disclosure Schedule had such Contract been entered into prior to the date hereof (except for renewal or extension of agreements with customers in the ordinary course of business and consistent with past practice);

(xiv) engage in or enter into any transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(xv) enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any Company Product or Technology of the Company or its Subsidiaries;

(xvi) commence or settle any litigation, other than to enforce its rights under this Agreement;

(xvii) grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(xviii) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xix) pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

(xx) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any claim or assessment relating to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes, or file or amend any income or other material Tax Return unless such Tax Return or amended Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing, which consent shall not be unreasonably withheld;

(xxi) enter into or amend any licensing, distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

(xxii) change its accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(xxiii) engage in any purchase or sale of any interest in real property, grant any Security Interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any Real Property Lease; provided, however, that notwithstanding the foregoing, the Company may terminate that certain Virtual Office Agreement between Abbey Business Centres Limited and the Company’s United Kingdom Subsidiary dated July 6, 2009 on the terms specified in that certain termination letter submitted to Abbey Business Centres Limited by the Company, dated December 16, 2010 without Parent’s consent;

(xxiv) hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company or any of its Subsidiaries, in each case other than as contemplated by this Agreement;

(xxv) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(xxvi) adopt or amend any Company Employee Plan, enter into any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Employee, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(xxvii) except as provided in Section 2.7(c)(ii)(B)(1), accelerate the vesting or exercisability of any Company Options or Unvested Company Capital Stock;

(xxviii) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice; or

(xxix) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxviii), inclusive, or any other action that would (A) cause or result in any of the representations and warranties of the Company set forth herein to be untrue or incorrect, (B) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Merger or any other transaction contemplated hereby, or (C) delay the consummation of the Merger or any other transaction contemplated hereby.

(c) If the Company (including any of its Subsidiaries) desires to take or not take any action that would require the written consent of Parent pursuant to Sections 5.1(a) or 5.1(b), prior to taking or not taking such action, the Company may request such written consent by sending an email or fax to each of the individuals set forth in Schedule 5.1(c), and the Company may not take or refrain from taking such action until such consent in writing (which may be by email or fax) has been received from one of the individuals in Schedule 5.1(c).

(d) Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of the Company’s counsel, violate any applicable law.

5.2 No Solicitation.

(a) The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Parent), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives), contemplating, relating to or otherwise involving in any way (i) any acquisition of the Company or any of its Subsidiaries or controlled Affiliates, whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction; (ii) any merger, consolidation or other similar transaction with or involving the Company or any of its Subsidiaries or controlled Affiliates as a result of which the Company Stockholders, as a group, immediately prior to such transaction would own less than 80% of the voting equity interests in the surviving or resulting entity of such transaction immediately after the consummation thereof; (iii) any sale by the Company of any stock or assets of the Company or any of its subsidiaries or controlled Affiliates (other than the issuance of shares of Company Capital Stock in connection with the exercise or conversion of convertible securities outstanding as of the date hereof or the sale of assets in the ordinary course of business consistent with past practice); or (iv) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries or controlled Affiliates.

(b) Neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective directors, officers, employees, Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions, communications or negotiations regarding any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or otherwise take any action to facilitate or support any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) enter into any letter of intent, binding or nonbinding term sheet or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any holders of Company Capital Stock, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal, or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records.

(c) The Company shall immediately notify Parent orally and in writing after receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for information by any Person or Persons (other than Parent) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies. Such notice shall, to the extent permitted under existing non-disclosure agreements (it being understood that the Company shall use its commercially reasonable efforts to cause the counterparty to such non-disclosure agreement to waive compliance therewith in respect of the Company’s obligations pursuant to this Section 5.2(c)), describe (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or indication of interest notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) making any such Acquisition Proposal, inquiry, proposal, offer, or indication of interest notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal, offer or indication of interest notice or request and any correspondence or communications related thereto and shall provide to Parent a true, complete and correct copy of such Acquisition Proposal, inquiry, proposal, offer or indication of interest notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 72 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(d) The Company shall be deemed to have breached the terms of this Section 5.2 if any Company Representatives shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 5.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an injunction or injunctions (without proof of damages) to prevent breaches or threatened breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Solicitation of Requisite Stockholder Approval; Joinder Agreements.

(a) As soon as practicable following the execution and delivery of this Agreement, the Company shall take all action necessary in accordance with this Agreement, Delaware Law, and the Company Organizational Documents to solicit a Stockholder Written Consent from each Company Stockholder. Promptly following the Company’s receipt of the Requisite Stockholder Approval, but in no event later than five (5) Business Days after Parent has approved such materials pursuant to this Section 6.1, the Company shall deliver to any Company Stockholder who has not executed a Stockholder Written Consent a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the DGCL and the Company Organizational Documents, which notice shall constitute the notice to Company Stockholders required by Delaware Law that appraisal rights may be available to Company Stockholders in accordance with the DGCL.

(b) Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the Company Stockholders described above or notices with respect to appraisal rights (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby. All Soliciting Materials shall include the unanimous recommendation of the Board of Directors of the Company that all Company Stockholders consent to the adoption of this Agreement and approve the Merger and the other transactions contemplated hereby. Neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, such unanimous recommendation at any time for any reason. The Company shall promptly advise Parent in writing if at any time prior to the Closing the Company shall become aware of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates which has not been consented to in writing by Parent prior to such inclusion except as required pursuant to applicable Law.

(c) As soon as practicable following the execution and delivery of this Agreement, the Company shall distribute a Joinder Agreement to each Company Securityholder, request that each such Company Securityholder execute a Joinder Agreement on or prior to the Closing Date and use commercially reasonable efforts to obtain an executed Joinder Agreement from each such Company Securityholder on or prior to the Closing Date (it being understood and hereby agreed that the Company need not pay any amounts to any such Company Securityholder to obtain any such Joinder Agreement).

6.2 Solicitation of 280G Approval.

(a) Promptly following the execution of this Agreement, but in no event later than three Business Days after the date Parent has approved such materials pursuant to Section 6.1, the Company shall obtain from each Person, if any, who might receive any payments and/or benefits subject to an excise tax under Section 280G of the Code in connection with the consummation of the Merger (a “Potential 280G Benefit”) a duly executed waiver with respect to any payments and/or benefits, if any, that Parent determines may separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) in the form to be agreed to by Parent and the Company (each, a “280G Waiver”), and (ii) submit to the Company Stockholders for approval (in a manner satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any, that Parent and Company together have determined may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and, if applicable, prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent (x) that a vote of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (y) that the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waiver which were executed by the affected individuals on the date of this Agreement.

(b) Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the 280G Approval (the “280G Soliciting Materials”) shall be subject to review and approval by Parent. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall become aware of any facts that might make it necessary or appropriate to amend or supplement the 280G Soliciting Materials in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the 280G Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing or electronically by Parent or its legal counsel prior to such inclusion, except as required pursuant to applicable Law.

6.3 Reasonable Best Efforts to Complete; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in ARTICLE 7 and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.3(a), the Company shall use its (i) reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to the Contracts set forth in Schedule 7.2(o)(i), Schedule 7.2(o)(ii), Schedule 7.2(o)(iii) and Schedule 7.2(o)(iv) 6.3(b) and (ii) commercially reasonable efforts to obtain all other necessary consents, waivers and approvals of any parties to any other Contracts to which the Company is a party that are required in connection with the transactions contemplated by this Agreement in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time. All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Real Property Leases, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise require in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent; provided, however, that the failure of Parent to provide such consent within a reasonable period after the Company’s request therefor shall be deemed a waiver of the requirement to obtain such consent otherwise required pursuant to this Section 6.3(b).

6.4 Regulatory Approvals.

(a) In furtherance and not in limitation of the terms of Section 6.3, each of the Company, any of its Subsidiaries and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company or Parent (as applicable) shall provide the other with a reasonable opportunity to review such response prior to submission. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Without limiting the generality or effect of Section 6.4(a), each of the Company and Parent shall, as soon as practicable, make any initial filings required under the HSR Act and any other Antitrust Laws in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by applicable Law, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (x) neither Parent nor the Company shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and (y) Parent shall not be required to (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under Section 6.3, this Section 6.4 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any transaction contemplated by this Agreement.

6.5 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied.

(b) Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event that would cause any representation or warranty of Parent or Merger Sub set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied.

(c) The delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies otherwise available to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.6 Access to Information. During the period from the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement, except as otherwise prohibited by applicable Law (it being understood and agreed that the parties shall use their reasonable best efforts to cause any information that is withheld pursuant to applicable Law to be provided or made available in a manner that is not prohibited by applicable Law), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the Company’s normal business hours to (i) all of the Company’s assets, properties, books, Contracts, commitments and records, (ii) all other information concerning the business, properties and employees (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, including the Company’s source code, and (iii) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. The Company shall provide access to and facilitate meetings with the customers of the Company identified by Parent and shall full give Parent access to the Company’s technical information, including the ability to conduct a thorough architectural review of the Company’s current code base and any planned future releases.

6.7 Confidentiality.

(a) The parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Non-Disclosure Agreement, dated as of July 19, 2009, as amended as of August 25, 2010 and as further amended as of December 23, 2010, by and between the Company and Parent (the “Non-Disclosure Agreement”).

(b) Unless otherwise required by applicable Law, the Representative agrees that it (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Parent, Merger Sub, the Company, any Company Securityholders, this Agreement and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement as if the Representative were a party thereto. Notwithstanding the terms of the Non-Disclosure Agreement, the Representative may share information with the Indemnifying Parties following the Effective Time in connection with its role as the Representative, so long as each such Indemnifying Party is obligated to keep such information confidential.

6.8 Public Announcements. Neither the Company nor the Company Stockholders shall (nor will they permit, as applicable, any of their respective officers, directors, partners, members, stockholders, agents, representatives or Affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with Company Stockholders and third parties to obtain the consents and approvals required under this Agreement and applicable Law) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of Parent. Notwithstanding anything herein to the contrary in this Section 6.8 or Section 6.7(b), following the Closing the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein. Prior to the Closing, Parent shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the New York Stock Exchange. Notwithstanding the foregoing, this Section 6.7 shall not prevent Parent from issuing any statement or communication that is reasonably necessary in response to an inquiry by or a public statement or announcement made by any third party with respect to the transactions contemplated by this Agreement.

6.9 Payment Spreadsheet.

(a) At least 10 Business Days prior to the scheduled Closing Date, the Company shall prepare a draft payment spreadsheet in a form reasonably acceptable to Parent and the Paying Agent (the “Payment Spreadsheet”), which shall set forth the following information as of the Closing:

(i) The calculation of “Merger Consideration”, including a separate line item for each adjustment thereto in accordance with the definition of “Merger Consideration” hereunder;

(ii) A calculation of the “Per Share Merger Consideration” in accordance with the definition of “Per Share Merger Consideration” hereunder;

(iii) A calculation of the “Escrow Percentage” and “Unvested Escrow Adjustment;”

(iv) With respect to each Company Stockholder other than Company Stockholders who hold Unvested Company Capital Stock only, (1) such Person’s address, (2) the number, class and series of Company Capital Stock (other than shares of Unvested Company Capital Stock) held by such Person, (3) the respective certificate number(s) representing such shares, (4) if acquired on or after January 1, 2011, the respective date(s) of acquisition of such shares and such Person’s basis in such shares, (5) the portion of the Closing Payment Fund to be paid to such Company Stockholder at the Closing in respect of such shares, (6) such Company Stockholder’s Pro Rata Share of the Vested Escrow Amount expressed as a percentage and a Dollar amount, (7) such Company Stockholder’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount, (8) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and, to the Knowledge of the Company, whether such election under Section 83(b) of the Code was timely made, (9) the identification of any shares that were purchased upon exercise of an incentive stock option that was exercised within twelve months prior to the Effective Time and the ordinary income recapture amounts required to be reported to any Taxing Authority in connection therewith, and (10) such other relevant information that Parent or the Paying Agent may reasonably request;

(v) With respect to each holder of Unvested Company Capital Stock, (1) such Person’s address, (2) the number of shares of Unvested Company Capital Stock held by such Person, (3) the respective certificate number(s) representing such shares, (4) if acquired on or after January 1, 2011, the respective date(s) of acquisition of such shares and such Person’s basis in such shares, (5) the vesting arrangement(s) with respect to such shares, (6) the identification of any shares eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and, to the Knowledge of the Company, whether such election under Section 83(b) of the Code was timely made, (7) with respect to such shares held by Continuing Employees, the amount of cash to be retained and placed into the Continuing Employee Pool (including such Person’s Unvested Escrow Amount, a listing of the number of such shares that will vest each month following the Closing Date, the day of the month on which such vesting will occur and the payments owed to such holder in each quarter following the Closing Date (assuming, in each case, that all other vesting obligations are otherwise satisfied)), (8) such Person’s Pro Rata Share of the Unvested Escrow Amount expressed as a percentage and a Dollar amount, (9) such Person’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount, and (10) such other relevant information that Parent or the Paying Agent may reasonably request;

(vi) With respect to each holder of a Company Option, (1) such Person’s address, (2) the number of shares of Company Capital Stock underlying each Company Option held by such Person, (3) the respective exercise price per share of such Company Option, (4) the respective grant date(s) of such Company Option, (5) the respective vesting arrangement(s) with respect to any Unvested Company Options, (6) whether the holder of such Company Option is a Continuing Employee, (7) whether such Company Option is an incentive stock option or a non-qualified stock option, (8) in the case of Vested Company Options, the portion of the Closing Payment Fund to be paid to the holder at Closing, and in the case of Unvested Company Options held by Continuing Employees, the amount of cash to be retained and placed into the Continuing Employee Pool (including such Person’s Unvested Escrow Amount, a listing of the number of shares that will vest each month following the Closing Date, the day of the month on which such vesting will occur and the payments owed to such holder in each quarter following the Closing Date (assuming, in each case, that all other vesting obligations are otherwise satisfied)), (9) such Person’s Pro Rata Share of the Vested Escrow Amount expressed as a percentage and a Dollar amount, (10) such Person’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount, and (11) such other relevant information that Parent or the Paying Agent may reasonably request;

(vii) With respect to the holder of the Company Warrants that will be cashed out in connection with the Closing, (1) such Person’s address, (2) the number and class and series of shares of Company Capital Stock underlying each Company Warrant held by such Person, (3) the respective exercise price per share of such Company Warrant, (4) the date of issuance of each Company Warrant, (5) such Person’s basis (as provided by such Person) in the shares of Company Capital Stock issuable with respect to each such Company Warrant), (6) the portion of the Closing Payment Fund to be paid to the holder at Closing, (7) such Person’s Pro Rata Share of the Vested Escrow Amount expressed as a percentage and a Dollar amount, (8) such Person’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount, and (9) such other relevant information that Parent or the Paying Agent may reasonably request; and

(viii) With respect to each Continuing Employee who is a party to a Company Option Commitment Letter, (1) such Person’s address, (2) the number of shares of Company Capital Stock underlying each Company Option Commitment held by such Person, (3) the respective deemed exercise price per share of such Company Option Commitment, (4) the respective intended grant date(s) of such Company Option Commitment, (5) the respective vesting arrangement(s) with respect to such Company Option Commitment, (6) the amount of cash to be retained and placed into the Company Option Commitment Pool (including such Person’s Unvested Escrow Amount, a listing of the number of shares that will vest each month following the Closing Date, the day of the month on which such vesting will occur and the payments owed to such holder in each quarter following the Closing Date (assuming, in each case, that all other vesting obligations are otherwise satisfied)), (7) such Person’s Pro Rata Share of the Unvested Escrow Amount expressed as a percentage and a Dollar amount, (8) such Person’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount, and (9) such other relevant information that Parent or the Paying Agent may reasonably request.

(b) In the event that any information set forth in the Payment Spreadsheet becomes inaccurate at any time prior to the Effective Time, the Company shall deliver a revised Payment Spreadsheet, together with a new certification consistent with Section 6.9(a), whereupon such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this Agreement.

(c) The Company acknowledges and agrees that the Paying Agent, Escrow Agent and Parent and its agents shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.

(d) At least three Business Days prior to the scheduled Closing Date, the Company shall prepare a final copy of the Payment Spreadsheet, certified as true, complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

6.10 Fees and Expenses. Except as otherwise provided in this Agreement, (i) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated and (ii) all fees, costs and expenses of the Company, the Representative and the Company Securityholders incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be obligations of the Company Securityholders, which will either be paid by the Company prior to Closing or deducted from the Merger Consideration as set forth in this Agreement. All fees, costs and expenses of the Company identified herein shall be treated as Transaction Expenses under this Agreement, subject to reimbursement by a claim for indemnification pursuant to ARTICLE 8. Within five Business Days of (but in any event no later than three Business Days prior to) the Closing, the Company shall (x) prepare in good faith and deliver to Parent an estimate (the “Statement of Transaction Expenses”) of all Transaction Expenses, and (y) use its reasonable best efforts to deliver to Parent a final invoice (collectively, the “Final Invoices”) of all outstanding and unpaid fees, costs and expenses from each third party financial advisor, legal counsel, accountant, consultant or other agent or representative engaged by the Company in connection the transactions contemplated hereby.

6.11 Company Director and Officer Indemnification.

(a) The Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and each person who is a director or officer of the Company or any of its Subsidiaries as of the date hereof; provided, however, that such indemnification agreements are set forth in the Disclosure Schedule and made available to Parent prior to the date hereof, and (ii) any indemnification provision under the Charter or Bylaws of the Company or equivalent organizational documents of any of its Subsidiaries as in effect on the date of this Agreement (each of the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 6.11 being referred to herein as a “Company Indemnified Party”). The Charter and Bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification and exculpation from liability that are substantially similar to those set forth in the Charter or Bylaws (or equivalent organizational documents) of the Company and its Subsidiaries, respectively, as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would materially and adversely affect the rights thereunder of any Company Indemnified Party.

(b) Prior to the Closing, the Company shall, at its expense and on behalf of the Surviving Corporation, purchase a “tail” prepaid policy of directors’ and officers’ liability insurance coverage to take effect as of the Effective Time (which policy, for avoidance of doubt, shall be paid prior to the Effective Time and not be an accounts payable of the Company as of the Effective Time). From the Effective Time until the six year anniversary of the Effective Time, Parent shall not, and shall cause the Surviving Corporation not to, terminate such “tail” insurance policy and any other fully paid insurance policies of the Company with respect to directors’ and officers’ liability insurance in effect as of the Effective Time covering a Company Indemnified Party. For the avoidance of doubt, neither Parent nor the Surviving Corporation shall be obligated to make any payments in respect of any directors’ and officers’ liability insurance. Each Company Indemnified Person shall be a third party beneficiary of this Section 6.11.

6.12 Employees; Change in Control Payments.

(a) The Company shall use its commercially reasonable efforts to cause each of the Employees (excluding the Key Employees) who is offered employment with Parent to become a Continuing Employee, each of whom shall have executed and delivered an employment offer letter and proprietary information and invention assignment agreement, each in a form acceptable to Parent and effective on the Closing Date (collectively, the “Continuing Employee Employment Agreements”). Each Continuing Employee shall be given credit for purposes of Parent’s 401(k) plan, medical and dental plan, short-term disability plan, vacation, severance and service recognition awards (other than any awards of Parent’s common stock) for the full period of their employment with the Company.

(b) Prior to the Effective Time, the Company shall provide a notice of termination of employment to each of the Non-Continuing Employees, and, unless instructed otherwise by Parent in writing, a notice of termination of the consulting relationship to each of the Company’s consultants. The Company shall obtain valid general release of claims and separation agreement, in a form reasonably acceptable to Parent, from each Non-Continuing Employee.

(c) Prior to the Effective Time, the Company shall pay all Change in Control Payments which will become payable at the Effective Time as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

(d) Immediately prior to the Effective Time, the Company shall pay all Employees for any accrued but unused vacation, sick-leave, compensatory or other paid time off such that immediately after the Effective Time, no Employee shall have any amounts outstanding in respect of such paid time off pursuant to any Company Employee Plan or otherwise.

(e) Prior to the Effective Time, the Company shall provide a Company Option Commitment Letter to each Continuing Employee to whom the Company had made a Company Option Commitment and each such Continuing Employee shall have executed a copy of such Company Option Commitment Letter.

6.13 Resignation of Officers and Directors. The Company shall cause each director and officer of the Company to execute a resignation and release letter in the form attached hereto as Exhibit G (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.

6.14 Equity Awards.

(a) Unvested Company Options Awards and Unvested Company Capital Stock. Except as required by Section 2.7(c)(ii)(B)(1), the Company shall not exercise any discretion to accelerate the vesting of any outstanding Unvested Company Option or Unvested Company Capital Stock as a result of the transactions contemplated by this Agreement. Upon the termination of employment, consulting or advisory services of a Non-Continuing Employee, the Company shall, prior to the Effective Time, take all necessary actions to cancel any Unvested Company Capital Stock held by such Non-Continuing Employee; provided, however, that the Company shall repurchase, prior to the Effective Time, any Unvested Company Capital Stock held by such Non-Continuing Employee to the extent permitted by the terms and conditions of any applicable restricted stock purchase agreement or other agreement with the Company.

(b) Company Options. Before the Closing Date, the Company shall take all such actions as are necessary (including, to the extent necessary, obtaining written consents or waivers from the holders of Company Options) such that, immediately prior to the Effective Time, each Company Option that is outstanding and unexercised shall be cancelled as of the Effective Time and entitled only to the benefits on and subject to the terms of Section 2.7(c).

(c) Company Warrants. Before the Closing Date, the Company shall take all actions as are necessary such that, immediately prior to the Effective Time, each Company Warrant has been either (i) exercised by the holder of such Company Warrant in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

6.15 Continuing Employee Pools. At the Closing, Parent shall adopt the Continuing Employee Unvested Cash Plan and the Company Option Commitment Pool and shall establish and retain such pools for the benefit of the holders of the Company Unvested Options, Unvested Company Capital Stock and Company Option Commitments who are Continuing Employees, which will be governed, as applicable, by the terms and conditions of the Continuing Employee Unvested Cash Plan and the Continuing Employee Unvested Cash Plan Agreement, or the Company Option Commitment Letter. For the avoidance of doubt, participation in either of the Continuing Employee Unvested Cash Plan or the Company Option Commitment Letters shall not alter the “at will” nature of any such Continuing Employee’s employment with Parent following the Closing and, subject to any vested and unpaid payments required under the terms of the Continuing Employee Unvested Cash Plan or the Company Option Commitment Letter, as applicable, Parent shall have the right to terminate any such Continuing Employee at any time and for any or no reason. The parties hereto acknowledge and agree that to the extent that any right to receive payments in respect of any Company Unvested Options, Unvested Company Capital Stock and Company Option Commitments is terminated (e.g., as a result of the termination of service) any amounts that remain unpaid at that time shall be forfeited and returned to Parent and shall not be returned to, and will no longer constitute a part of, the respective Employee Pool.

6.16 Closing Date Balance Sheet. The Company shall deliver to Parent (a) not less than five (5) Business Days prior to the Closing Date, an estimated consolidated balance sheet of the Company dated as of the anticipated date of the Closing and prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and consistent with Financial Statements, which balance sheet shall be in a form reasonably satisfactory to Parent (the “Estimated Closing Date Balance Sheet”), and (b) not less than one (1) Business Day prior to the Closing Date, a final consolidated balance sheet of the Company dated as of the Closing and prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and consistent with Financial Statements, which balance sheet shall be in a form reasonably satisfactory to Parent (the “Closing Date Balance Sheet”).

6.17 Code Review. The Company shall undertake and complete the requirements set forth in Schedule 6.17 (the “Code Scrub Requirements”).

6.18 Tax Matters.

(a) Tax Returns Filed Before the Closing Date. The Company will cause to be prepared and timely filed all Tax Returns of the Company or any of its Subsidiaries required to be filed on or after the date of this Agreement and prior to the Closing Date. Such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law), shall be provided to Parent for review not later than

15 days prior to the due date for filing, shall be revised to reflect Parent’s reasonable comments, and shall not be filed without Parent’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(b) Tax Returns Filed On or After the Closing Date. Parent will cause to be prepared and timely filed all Tax Returns of the Company or any of its Subsidiaries required to be filed on or after the Closing Date. With respect to any such Tax Return for any Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Return”), if such Pre-Closing Tax Return reflects Taxes for which Parent will seek indemnification pursuant to ARTICLE 8, then not later than 20 days prior to the due date for the filing of such Pre-Closing Tax Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), Parent shall provide the Representative with a copy of any such Tax Return that reflects only operations and Taxes relating to the Company or any of its Subsidiaries, or a pro forma Tax Return reflecting only such operations and Taxes. Parent shall not be entitled to indemnification for Taxes pursuant to ARTICLE 8 if the Damages stem from (i) taking a position on a Pre-Closing Tax Return that is not consistent with prior practice (unless required by applicable Law) or (ii) making an election made under Section 338(g) of the Code in connection with the Merger. Neither Parent nor the Company shall amend, modify or otherwise change any such Pre-Closing Tax Return after filing without the prior consent of the Representative if such amendment, modification or change could give rise to an indemnification claim for Taxes under ARTICLE 8, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Consolidation Matters. The parties hereto acknowledge and agree that a consolidated U.S. federal income Tax Return for the affiliated group (within the meaning of Section 1504 of the Code) that includes Parent, the Company and its Subsidiaries will be filed for periods starting after the Closing Date. The parties hereto acknowledge and agree that, as a consequence of the transactions contemplated hereby, (i) the taxable year of the Company shall close for U.S. federal income tax purposes at the end of the day on the Closing Date, (ii) to the extent that applicable Law in other taxing jurisdictions so permits, the taxable year of the Company shall close for income Tax purposes at the end of the day on the Closing Date, and (iii) all U.S. federal, state, local and non-U.S. income Tax Returns shall be filed consistently on the foregoing basis.

(d) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company or any of its Subsidiaries for which an indemnification claim could be made pursuant to ARTICLE 8, Parent and the Company, on the one hand, and the Representative and the Company Securityholders, on the other hand, shall cooperate fully with each other, including by furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(e) Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company and each of its Subsidiaries shall take all action necessary to cease and terminate any Tax allocation, sharing or indemnity agreement or arrangement (other than between the Company and any of its wholly-owned Subsidiaries) effective at the Effective Time, and all obligations thereunder shall terminate and no additional payments shall be made thereunder after the Effective Time, except with respect to any claims in effect as of such termination.

6.19 Further Assurances.

(a) Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of Merger and the other transactions contemplated hereby.

(b) In furtherance of the forgoing, prior to the Closing, the Company shall pay the issue fee for U.S. Patent Application No. 12/877,136, including any large issue fees.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

(b) Requisite Governmental Approvals.

(i) Any waiting period applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated early.

(ii) Parent and the Company shall have obtained all consents and approvals from all Governmental Authorities, and submitted all requisite filings and made all requisite notifications with all Governmental Authorities, in each case that Parent reasonably determines to be necessary or appropriate in order to consummate the Merger and the other transactions contemplated by this Agreement.

(c) No Prohibitive Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement.

(d) No Prohibitive Injunctions or Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; Enforceability), and Section 3.25 (Anti-Takeover Statute Not Applicable) (together, the “Specified Company

Representations”) (x) shall have been true and correct in all respects as of the date of this Agreement, and (y) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than the representations and warranties set forth in the Specified Company Representations that address matters only as of a specified date, which need be true and correct in all respects only as of such date); and

(ii) Each of the representations and warranties of the Company set forth in this Agreement (other than the Specified Company Representations) and in any certificates or other instruments delivered by the Company hereunder (x) shall have been true and correct in all material respects as of the date of this Agreement, and (y) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which need be true and correct in all respects only as of such date).

(b) Covenants. The Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) No Legal Proceedings or Threats. There shall be no legal action, suit, claim or proceeding of any kind or nature pending before any Governmental Authority (whether brought by a Governmental Authority) or threatened by any Governmental Authority or any other Person against Parent, Merger Sub, the Company, or any of their respective properties or any of their respective directors or officers (in their capacities as such) that (i) seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby, (ii) seeks to impose limitations on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (iii) seeks to prohibit or impose any limitations on the ownership or operation by Parent of all or any portion of businesses or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, or to compel Parent, Merger Sub or the Company to dispose of or hold separate any portion of the businesses or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, or (iv) seeks to impose limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of all Company Capital Stock.

(e) No Burdensome Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Merger or any other transaction contemplated by this Agreement.

(f) New Employment Arrangements.

(i) The Key Employee Employment Agreements executed and delivered on the date of this Agreement by each of the Key Employees listed in Schedule 7.2(f)(i) shall be in full force and effect.

(ii) At least ninety percent (90%) of the Continuing Employees specified in Schedule 7.2(f)(ii) shall have executed a Continuing Employee Employment Agreement and such agreements shall be in full force and effect.

(g) Non-Competition Agreements. The Non-Competition Agreements executed and delivered by each Key Stockholder listed in Schedule 7.2(g) shall be in full force and effect as of the Closing and shall have a term as specified in Schedule 7.2(g), and no breaches, disputes or informal or formal repudiations by any Key Stockholder of his Non-Competition Agreement shall have occurred or be imminent or explicitly threatened.

(h) Resignation and Release of Directors and Officers. Parent shall have received the Director and Officer Resignation and Release Letter, effective as of the Closing, of each director and officer of the Company.

(i) Conversion of Company Preferred Stock. Parent shall have received evidence, reasonably satisfactory to Parent, that all outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock, effective no later than as of immediately prior to the Effective Time, in accordance with the terms of the Charter as in effect as of the date of this Agreement.

(j) Warrants. Parent shall have received evidence, reasonably satisfactory to Parent, that any and all warrants to purchase shares of Company Capital Stock have been fully exercised, or will be so exercised as of the Effective Time, and shall no longer be outstanding as of the Effective Time.

(k) Dissenting Shares. The Company shall have delivered the Soliciting Materials in accordance with applicable provisions of Delaware Law, and Company Stockholders entitled to receive no more than five percent (5%) of the Merger Consideration otherwise payable to holders of Company Capital Stock by virtue of the Merger pursuant to the terms of this Agreement (solely for purposes of calculating the foregoing percentage under this Section 7.2(k), disregarding (i) all Dissenting Shares and (ii) all shares of Parent-Owned Company Capital Stock) shall continue to have a right to exercise appraisal or similar rights under Delaware Law with respect to their Company Capital Stock by virtue of the Merger.

(l) Joinder Agreements. Parent shall have received a duly executed Joinder Agreement from Company Securityholders (excluding Parent and its Affiliates) who are entitled to receive in the aggregate no less than ninety percent (90%) of the amounts otherwise payable pursuant to Section 2.7 by virtue of the Merger pursuant to the terms of this Agreement (solely for purposes of calculating the foregoing percentage under this Section 7.2(k), disregarding (i) all Dissenting Shares, and (ii) and all shares of Parent-Owned Company Capital Stock).

(m) Section 280G Matters. Parent shall have received evidence, reasonably satisfactory to Parent, that the requisite stockholders of the Company (i) have approved by the requisite vote any Potential 280G Benefits or (ii) have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits and that any “disqualified individual” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) shall forfeit any Potential 280G Benefits pursuant to the terms of the 280G Waivers.

(n) Legal Opinion. Parent shall have received a legal opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, covering the matters set forth in Exhibit H.

(o) Contracts. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Parent evidence (to the reasonably satisfactory to Parent):

(i) that the terms of the Contracts set forth in Schedule 7.2(o)(i) shall have been extended in accordance with the terms set forth in Schedule 7.2(o)(i);

(ii) that the Contracts set forth in Schedule 7.2(o)(ii) have been terminated without any further Liabilities or other obligations of the Company or any of its Subsidiaries;

(iii) [intentionally omitted]; and

(iv) that the consent or waiver of all third parties under the Contracts set forth in Schedule 7.2(o)(iv) has been obtained without any conditions thereto or limitations thereon.

(p) Closing Deliveries of the Company. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Parent the following:

(i) the Payment Spreadsheet;

(ii) the Statement of Transaction Expenses, the Final Invoices, the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet;

(iii) a certificate of the Chief Executive Officer of the Company, dated the Closing Date and in form and substance reasonably satisfactory to Parent, certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c) (the “Company Bring-Down Certificate”);

(iv) a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying (i) the Company Organizational Documents, (ii) the resolutions adopted by the Board of Directors of the Company and stockholders to authorize this Agreement, the Merger and the other transactions contemplated hereby, and (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby copies of which actions shall be attached to such certificate;

(v) evidence reasonably satisfactory to Parent as to the termination of the Company Employee Plans referred to in Schedule 7.2(p)(v);

(vi) evidence reasonably satisfactory to Parent as to the payment of all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby;

(vii) evidence reasonably satisfactory to Parent of the termination or waiver of any rights of co-sale, voting, registration, first refusal, board observation, information or redemption in favor of any Company Stockholder which by their terms survive the Effective Time, and the termination of the Contracts providing any such rights, in each case effective as of the Effective Time;

(viii) a certificate from the Secretary of State of the State of Delaware and each other state or other U.S. jurisdiction in which the Company and, if applicable, any Subsidiary thereof is qualified to do business as a foreign corporation (or the closest equivalent thereof in the event that any jurisdiction does not provide such certificates), each dated within three Business Days prior to the Closing Date, certifying that the Company is in duly qualified to transact business and/or is in good standing (as applicable in each such jurisdiction) and that all applicable state franchise taxes or fees of the Company through and including the date of the certificate have been paid;

(ix) FIRPTA documentation, including a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) and Section 1.1445 – 2(c)(3) of the Regulations, in the form attached hereto as Exhibit I, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to IRS on behalf of the Company after the Closing;

(x) a payoff letter in respect of any and all Company Debt, in a form satisfactory to Parent (which shall include a statement expressly releasing all Security Interest in any stock or assets of the Company and any of its Subsidiaries upon receipt of the relevant payoff amount set forth therein) executed by the Company and each applicable holder of Company Debt;

(xi) evidence reasonably satisfactory to Parent of the completion of the Code Scrub Requirements; and

(xii) evidence reasonably satisfactory to Parent of the payment of the issue fee for U.S. Patent Application No. 12/877,136, including any large issue fees.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Good Standing) and Section 4.2 (Authority) (collectively, the “Specified Parent Representations”) (x) shall have been true and correct in all respects as of the date of this Agreement and (y) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than the representations and warranties set forth in the Specified Parent Representations that address matters as of a specified date, which need be true and correct in all respects only as of such date).

(ii) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Specified Parent Representations) (x) shall have been true and correct in all material respects as of the date of this Agreement and (y) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters as of a specified date, which need be true and correct in all material respects only as of such date).

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by Parent and Merger Sub prior to or as of the Closing.

(c) Closing Deliveries of Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub shall have delivered, or caused to be delivered, to the Company a certificate of a senior executive of Parent and of Merger Sub, dated the Closing Date and in form and substance reasonably satisfactory to the Company, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

ARTICLE 8

SURVIVAL; INDEMNIFICATION; REPRESENTATIVE

8.1 Survival.

(a) If the Merger is consummated, (i) other than as set forth below, the representations and warranties of the Company set forth in this Agreement and in the Company Bring-Down Certificate shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until 11:59 p.m. (California time) on the date that is the twenty four (24) month anniversary of the Closing Date, (ii) the representations and warranties of the Company set forth in Sections 3.3 (Capitalization) and Section 3.2 (Authority; Enforceability) and the corresponding representations and warranties set forth in the Company Bring-Down Certificate shall survive the Closing and the Effective Time and shall remain in full force and effect until the expiration of the applicable statute of limitations, and (iii) the representations and warranties of the Company set forth in Section 3.10 (Taxes) and the corresponding representations and warranties set forth in the Company Bring-Down Certificate shall survive the Closing and the Effective Time and shall remain in full force and effect until the expiration of the applicable statute of limitations in respect of the Taxes that are the subject of such representations and warranties (the survival periods referred to in the immediately preceding clauses (i), (ii) and (iii) of this Section 8.1(a) being referred to herein as the “Survival Period”), regardless of any investigation or disclosure made by or on behalf of any of the parties hereto (such representations and warranties of the Company described in the immediately preceding clauses (ii) and (iii) of this Section 8.1(a) being referred to herein as the “Special Representations”); provided, however, that in the event of any fraud or intentional misrepresentation of or by the Company with respect to any representations or warranties set forth in this Agreement or the Company Bring-Down Certificate, such representations and warranties shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto. In the event that any Parent Indemnified Party shall deliver an Officer’s Certificate to the Representative duly setting forth a claim for indemnification under this ARTICLE 8 in respect of a breach of a representation or warranty of the Company set forth in this Agreement or the Company Bring-Down Certificate prior to the expiration of the Survival Period (or such longer period applicable to such representation and warranty as set forth above) applicable to the representation or warranty of the Company on which such claim is based, then such representation or warranty shall continue in full force and effect with respect to such claim until the final resolution of such claim. No right to indemnification under this ARTICLE 8 in respect of a breach of a representation or warranty of the Company set forth in this Agreement or the Company Bring-Down Certificate that is set forth in an Officer’s Certificate delivered prior to the expiration of the applicable Survival Period (or such longer period applicable to such representation and warranty as set forth above) shall be limited, restricted, impaired or otherwise affected by the expiration of the Survival Period applicable to such representation or warranty, and the expiration of the Survival Period (or such longer period applicable to such representation and warranty as set forth above) applicable to any representation or warranty of the Company set forth in this Agreement or the Company Bring-Down Certificate shall not limit, restrict, impair or otherwise affect in any manner the rights of any Indemnified Party under this ARTICLE 8, or otherwise under applicable Law, arising out of fraud or any intentional misrepresentation. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing Survival Period (or such longer period applicable to such representation and warranty as set forth above) and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.

(b) If the Merger is consummated, the representations and warranties of each of the Company Stockholders set forth in their respective Joinder Agreements or in any certificate or other instrument delivered by any Company Stockholder under or pursuant to this Agreement, a Joinder Agreement or in connection with the Merger or any other transactions contemplated hereby or thereby shall survive the Closing and the Effective Time and shall remain in full force and effect without limitation in accordance with the terms thereof.

(c) If the Merger is consummated, the representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument required to be delivered under or pursuant to this Agreement or in connection with the Merger or any other transactions contemplated hereby, shall terminate and expire at and as of the Effective Time and thereafter be of no further force or effect whatsoever.

(d) All of the covenants and other agreements of Parent, Merger Sub, the Company and the Representative set forth in this Agreement (excluding the indemnification obligations set forth in this ARTICLE 8) shall terminate and expire at and as of the Effective Time; provided, however, that (i) notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the covenants and other agreements of Parent, the Surviving Corporation, the Company, the Representative set forth in this Agreement or the Company Bring-Down Certificate that contemplate performance following the Closing and the Effective Time shall survive the Closing and the Effective Time and shall remain in full force and effect following the Closing and the Effective Time in accordance with their respective terms; (ii) no right to indemnification under this ARTICLE 8 in respect of a breach of a covenant or other agreement set forth in this Agreement or the Company Bring-Down Certificate which is set forth in an Officer’s Certificate delivered to the Representative prior to the expiration of the applicable Survival Period (or such longer period applicable to such covenant or other agreement as set forth above) shall be affected by the expiration of such covenant or other agreement; and (iii) in the event of any fraud or intentional breach of or by the Company with respect to any covenant or other agreement set forth in this Agreement or the Company Bring-Down Certificate, such covenant or other agreement shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto.

8.2 Indemnification of Parent Indemnified Parties.

(a) Indemnification. Subject to the limitations set forth in this ARTICLE 8, from and after the Effective Time, each Company Securityholder (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) shall severally, and not jointly, indemnify and hold harmless Parent and each of its Subsidiaries (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Parent or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Parent Indemnified Parties”)

from, against and in respect of any and all Damages directly or indirectly paid, sustained or incurred against by Parent Indemnified Parties (or any of them) directly or indirectly resulting from, arising out of or in connection with, or in any way related to, any of the following:

(i) any failure of any representation or warranty made by the Company in this Agreement or the Company Bring-Down Certificate (as qualified by the Disclosure Schedule), other than the Special Representations, to be true and correct as of the date hereof or as of the Closing Date as if such representation or warranty had been made at and as of the Closing Date;

(ii) any failure of any Special Representations made by the Company in this Agreement or the Company Bring-Down Certificate (as qualified by the Disclosure Schedule) to be true and correct as of the date hereof or as of the Closing Date as if such Special Representation had been made at and as of the Closing Date;

(iii) any breach or non-fulfillment of any covenant or other agreement made or to be performed by the Company in this Agreement or the Company Bring-Down Certificate;

(iv) any inaccuracy in the Payment Spreadsheet;

(v) any and all Company Debt, to the extent that such Company Debt is not included in the calculation of the Merger Consideration at the Closing or exceeds the amount of Company Debt set forth in the Payment Spreadsheet and included in the calculation of the Merger Consideration at the Closing;

(vi) any and all Change in Control Payments, to the extent that such Change in Control Payments are not included in the calculation of Merger Consideration at the Closing or exceeds the amount of Change in Control Payments set forth in the Payment Spreadsheet and included in the calculation of the Merger Consideration at the Closing;

(vii) all Transaction Expenses, to the extent that such Transaction Expenses are not included in the calculation of Merger Consideration at the Closing or exceed the amount of Transaction Expenses set forth in the Payment Spreadsheet and the Statement of Transaction Expenses and included in the calculation of the Merger Consideration at the Closing;

(viii) any Pre-Closing Taxes, except to the extent that any such Taxes were included in the definition of Transaction Expenses as a reduction to the Merger Consideration or otherwise properly accrued or reserved for on the Balance Sheet;

(ix) any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares in excess of the value that such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7(b) hereof, and all interest, costs, expenses and fees incurred by Parent, the Company or the Surviving Corporation in connection with the exercise or attempted exercise of any dissenter’s rights; and

(x) any fraud, intentional misrepresentation or intentional breach by the Company (or any of its directors, officers, employees, affiliates and other persons who control or are controlled by the Company or any of its Subsidiaries, and their respective agents and other representatives) in connection with this Agreement or the transactions contemplated hereby.

(b) Limitations on Indemnification.

(i) Notwithstanding anything to the contrary set forth in this Agreement, nothing set forth in this ARTICLE 8 or elsewhere in this Agreement shall limit the liability of (A) subject to Section 9.2, the Company for any breach of this Agreement if the Merger is not consummated, or (B) any Indemnifying Party for (1) any Indemnification Claim pursuant to clause (x) of Section 8.2(a), (2) any claims or causes of action arising out of or relating to the Joinder Agreement entered into with such Indemnifying Party, or (3) for any other claims or causes of action arising out of or relating to fraud, intentional misrepresentation or intentional breach under applicable Law. Provided that it has complied with Section 8.2(b)(ii), any Parent Indemnified Party shall be entitled to bring claims directly against any Company Securityholder in connection with any claims or causes of action arising out of or relating to the Joinder Agreement of such Company Securityholder and may recover any Damages directly or indirectly paid, sustained or incurred by such Parent Indemnified Party directly from such Company Securityholder in respect thereof.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, (A) the Escrow Fund shall be the Parent Indemnified Parties’ sole and exclusive remedy, security and source of recovery for any Indemnification Claims under and pursuant to clause (i) of Section 8.2(a), and (B) the Parent Indemnified Parties shall not be entitled to recover any Damages in respect of any Indemnification Claims under or pursuant to clause (i) of Section 8.2(a), in the aggregate, in excess of the funds held in the Escrow Fund; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 8.2(b)(ii) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims under or pursuant to clauses (ii) through (x) of Section 8.2(a), inclusive, or any other claims or causes of action arising out of fraud, intentional misrepresentation or intentional breach under applicable Law.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, the Parent Indemnified Parties shall not be entitled to recover any Damages from any Indemnifying Party in respect of any Indemnification Claims under or pursuant to clause (ii) through (ix) of Section 8.2(a), inclusive, in the aggregate, in excess of an amount equal to the Merger Consideration actually received by each Indemnifying Party; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 8.2(b)(iii) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims against any Indemnifying Party under or pursuant to clause (i) or (x) of Section 8.2(a), or any other claims or causes of action arising out of fraud, intentional misrepresentation or intentional breach under applicable Law.

(iv) Notwithstanding anything contained herein to the contrary, no Indemnified Party may receive cash from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) of Section 8.2(a) unless and until an Indemnified Party pays, suffers or accrues Indemnifiable Damages in an aggregate amount greater than One Million Dollars ($1,000,000) (the “Threshold”), in which case the Indemnified Party may make claims for indemnification and may receive cash from the Escrow Fund for all Indemnifiable Damages including the entire amount of the Threshold.

(v) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, Parent acknowledges and agrees (on behalf of itself and all Parent Indemnified Parties) that all applicable statutes of limitations or other claims periods with respect to claims thereunder shall be shortened to the survival and claims periods expressly set forth in Section 8.1.

(vi) All amounts required to be paid to a Parent Indemnified Party pursuant to the terms of this ARTICLE 8 shall be reduced by any amount actually received by any Indemnified Party under any insurance policies (net of any correspondent premium increase or related cost of obtaining such insurance related payment); provided, however, that in no event shall a Parent Indemnified Party be required to seek recovery under any insurance policy.

(vii) For the avoidance of doubt, in the event that a particular matter entitles a Parent Indemnified Party to indemnification pursuant to more than one clause of Section 8.2(a), such Parent Indemnified Party shall be entitled to recover a particular dollar of Damages associated with such matter only once under this ARTICLE 8.

(viii) In the event that any Parent Indemnified Party is entitled to receive indemnification under this ARTICLE 8 from all Indemnifying Parties, then after the Parent Indemnified Parties have exhausted or made claims upon all assets in the Escrow Fund, each Indemnifying Party shall be severally and not jointly responsible and liable for its Pro Rata Share of the amount of such indemnification obligation, not to exceed the portion of the Merger Consideration actually received by such Company Securityholder; provided, however, that the foregoing shall not in any way limit or otherwise restrict any right in respect of any claims or causes of action arising out of or relating to fraud, intentional misrepresentation or intentional breach under applicable Law.

(ix) Indemnification claims may be made for Damages arising out of, resulting from or in connection with indemnification claims under or pursuant to clauses (i) and (ii) of Section 8.2(a) may be made at any time prior to the expiration of the Survival Period applicable to the representation or warranty that is the basis for such claim. Indemnification claims may be made for Damages arising out of, resulting from or in connection with indemnification claims under or pursuant to clauses (iii) through (ix), inclusive, of Section 8.2(a) at any time and from time to time prior to the expiration of the statute of limitations under applicable Law.

(c) Indemnification Claims.

(i) If a Parent Indemnified Party is of the opinion that it has or may acquire a right to indemnification under this ARTICLE 8 (each, an “Indemnification Claim”), such Parent Indemnified Party shall so notify the Representative in a written notice, signed by such Parent Indemnified Party, or any officer thereof (each, an “Officer’s Certificate”) delivered on or prior to the expiration of the Survival Period (or such longer period applicable to such representation and warranty as set forth above): (i) stating that such Indemnified Party has directly or indirectly paid, sustained or incurred any Damages, or reasonably anticipates that it will directly or indirectly pay, sustain or incur any Damages; (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained or incurred, or the basis for such reasonably anticipated Damages; (iii) a brief description in reasonable detail (to the extent available to such Parent Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Parent Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint relating thereto; and (iv) the basis for indemnification under Section 8.2 to which such item of Damages is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant). Following the delivery of an Officer’s Certificate, the Representative and its representatives and agents shall, except as otherwise prohibited by applicable Law, be given access during normal business hours (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access during normal business hours to such personnel or representatives of the Surviving Corporation and Parent, including the individuals responsible for the matters that are subject of the Officer’s Certificate, as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate.

(ii) If the Representative shall not object in writing pursuant to Section 8.2(c)(iii) to any individual items of Damages set forth in an Officer’s Certificate delivered by Parent pursuant to Section 8.2(c)(i) within 30 days after the Representative’s receipt of such Officer’s Certificate, the Representative shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnifying Parties, to the Parent Indemnified Party recovery of the full amount of all such items of Damages set forth in such Officer’s Certificate solely to the extent that such Damages do not exceed the Escrow Fund at such time. Upon receipt of any Officer’s Certificate, the Escrow Agent shall not release any portion of the Escrow Fund to Parent or any other Parent Indemnified Party or Parties pursuant to this Agreement or the Escrow Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Representative to release any portion of the Escrow Fund, or (ii) the Representative shall have failed to object in writing pursuant to Section 8.2(c)(iv) to any individual items of Damages set forth in such Officer’s Certificate within 30 days after the Representative’s receipt of such Officer’s Certificate.

(iii) In the event that the Escrow Agent shall receive written authorization from the Representative to release to Parent or any other Parent Indemnified Party or Parties any portion of the Escrow Fund pursuant to Section 8.2(c)(i), the Escrow Agent shall release such portion of the Escrow Fund in accordance with such written instructions. In the event that the Representative shall have failed to object in writing pursuant to Section 8.2(c)(iv) to any individual items of Damages set forth in an Officer’s Certificate relating to a claim for indemnification pursuant to Section 8.2 within 30 days after the Representative’s receipt of such Officer’s Certificate, the Escrow Agent shall promptly release to Parent or any other Parent Indemnified Party or Parties (as instructed by Parent in writing) from the Escrow Fund an amount of cash equal to the amount of all such items of Damages specified in such Officer’s Certificate with respect to which the Representative has not objected in writing pursuant to Section 8.2(c)(iv). Any cash released to Parent or any other Parent Indemnified Party or Parties pursuant to the preceding sentence shall be deemed to reduce each Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Share of the Escrow Fund.

(iv) In the event that the Representative shall seek to contest any individual items of Damages set forth in an Officer’s Certificate received from Parent pursuant to Section 8.2(c)(i), the Representative shall notify Parent in writing, within 30 days after receipt of such Officer’s Certificate, of the Representative’s objection, which notice shall set forth a brief description in reasonable detail of the Representative’s basis for objecting to each item of Damages based on the Representative’s good faith belief thereof. Upon Parent’s receipt of a written notice of objection from the Representative pursuant to the preceding sentence, Parent and the Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages. If the Representative and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Damages shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the instructions set forth in any such memorandum.

(v) If within 60 days after the Representative’s receipt of such Officer’s Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in an Officer’s Certificate, either Parent or the Representative may submit any such dispute for resolution pursuant to the provisions of Section 10.9. The decision resulting therefrom shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute the Escrow Fund in accordance therewith. Judgment upon any award rendered pursuant to the provisions of Section 10.9 may be entered in any court having jurisdiction. Notwithstanding anything to the contrary in this Agreement, this Section 8.2(c)(v) shall be subject to the terms and conditions of the Escrow Agreement.

(d) Company Securityholders. Notwithstanding any provision of this Agreement, the Company Organizational Documents or any agreement between the Company and any Company Securityholder entered into prior to the Closing to the contrary, in no event shall the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, or Parent be obligated to reimburse, contribute, indemnify or hold harmless any Company Securityholder in its capacity as a Company Securityholder for or in connection with any Damages or indemnification obligations of any Company Securityholder under this ARTICLE 8.

(e) Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), Parent will, promptly after receipt of notice of any such Action, notify the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of the commencement thereof. The failure to so notify the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of the commencement of any such Action will relieve the Indemnifying Parties from liability in connection therewith only if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Parties to defend their interests in such Action. Parent shall have the right, in its sole discretion, to control the defense or settlement of such Action; provided, however, that the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) and its counsel (at such party’s sole expense) may participate in (but not control the conduct of) the defense of such Action; and provided further that, except with the consent of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this ARTICLE 8 to the amount of any such Indemnification Claim against the Escrow Fund, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

(f) Definition of Damages. For all purposes of and under this Agreement, the term “Damages” shall mean the amount of (i) any direct, indirect, consequential, incidental or other damage (including lost profits and diminution in value), loss, liability, claim, deficiency, Tax, judgment, fine, penalty, cost or other expense (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses, and any costs and expenses incurred in connection with the preparation and filing of any Tax Return) directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them), (ii) any and all reasonable fees and costs of enforcing the Parent Indemnified Party’s rights under this Agreement, and (iii) any and all reasonable fees and costs defending any Third Party Actions that result in an indemnification payment received by a Parent Indemnified Party pursuant to this Agreement. For purposes of determining the amount of any Damage suffered or incurred by a Parent Indemnified Party, any qualifications in the representations, warranties and covenants with respect to a “Company Material Adverse Effect” (which instead shall be read as any adverse effect or change, except in the case of the reference to “Company Material Adverse Effect” in the first clause of the introduction to Section 3.8, which shall continue to be read as “Company Material Adverse Effect”), “materiality,” “material” or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant of the Company set forth in this Agreement or the Company Bring-Down Certificate.

(g) Treatment of Indemnification Payments. The Indemnifying Parties and Parent agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 8.2 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Law.

(h) Effect of Investigation; Reliance. The right to indemnification, payment of Damages or any other remedy hereunder will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement. No Parent Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Parent Indemnified Party to be entitled to indemnification hereunder.

8.3 Representative.

(a) Acknowledgement. Each of the Indemnifying Parties, by voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger and the other transactions contemplated hereunder, the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and/or entering into a Joinder Agreement shall be deemed to have approved the designation and appointment of, and hereby designates and appoints, Shareholder Representative Services LLC as the Representative under the terms set forth herein, and as his, her or its true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on their behalf and exercise all or any of the powers, authority and discretion conferred on the Representative under this Agreement. Each Company Securityholder hereby agrees to receive correspondence from the Representative, including in electronic form.

(b) Powers of the Representative. The Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and the Escrow Agreement, which shall include:

(i) The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnifying Parties;

(ii) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Party, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable), and to take any and all action for and on behalf of Indemnifying Parties, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument;

(iii) The power (subject to the provisions of Section 8.3(c) hereof) to contest, negotiate, defend, compromise or settle any Indemnification Claims or Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Parent Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any Indemnification Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, resolve any Indemnification Claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties;

(v) The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder;

(vi) The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Parties (other than the payment of the Merger Consideration in accordance with the terms hereof and in the manner provided herein); and

(vii) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and in the Escrow Agreement or as the Representative reasonably believes are in the best interests of the Indemnifying Parties;

provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Indemnifying Parties; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Party, whereupon the Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Representative, and all references to the Representative in such event shall include also such Indemnifying Party. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Parties agrees that discrimination between or among Indemnifying Parties solely on the basis of the respective number of shares of Company Capital

Stock held by each Company Stockholder shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Representative shall not be entitled to, and shall not, take any action that would (i) cause any Indemnifying Party’s liability to Parent hereunder to exceed its portion of the Escrow Fund, (ii) result in the amounts payable hereunder to any Indemnifying Party being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (iii) result in an increase of any Indemnifying Party’s indemnity with respect to Parent or other obligations with respect to Parent or liabilities with respect to Parent under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations with respect to Parent), without (in each case) such Indemnifying Party’s prior written consent.

(c) Procedures Upon Receipt of Indemnification Claims. The Representative shall have the discretion to take such action as he, she or it shall determine to be in the best interest of all of the Indemnifying Parties, including authorizing the distribution to any Parent Indemnified Party of any portion of the Escrow Fund; provided, however, that, in any event, all Indemnifying Parties are treated in substantially the same manner.

(d) Notices. After the Effective Time, any notice given to the Representative will constitute notice to each and all of the Indemnifying Parties at the time notice is given to the Representative. After the Effective Time, any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Parties. Except as otherwise contained herein, after the Effective Time Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Parties.

(e) Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as shall be reasonably necessary to carry out the provisions of this Agreement and the Escrow Agreement.

(f) Reimbursement and Liability of the Representative.

(i) At the Closing, the Representative Expense Amount shall be deducted from the amounts due to each holder of Company Securities pursuant to Section 2.8(c) and transferred to the Representative to be held in a segregated client funds account, as an expense fund to cover such reasonable out-of-pocket expenses incurred by the Representative in the performance of his or her duties hereunder. Any remaining funds not used by the Representative shall be paid to the Paying Agent for distribution to the Company Securityholders contributing to such fund, based on each Company Securityholder’s Pro Rata Share, upon conclusion of the Representative’s duties hereunder. However, in any event (and particularly in the event that the Representative Expense Fund is not sufficient to cover the reasonable out-of-pocket expenses incurred by the Representative in the performance of his, her or its duties hereunder), each Indemnifying Party agrees that such Indemnifying Party’s Pro Rata Share of such reasonable out-of-pocket expenses that are not covered by the Representative Expense Fund may be deducted by the Representative from amounts to be distributed to the Indemnifying Parties from the Escrow Fund prior to delivery of such amounts to the Indemnifying Parties.

(ii) The Representative shall not be personally liable as the Representative to any Indemnifying Party for any act done or omitted hereunder as Representative other than such actions or omissions to act attributable to gross negligence or willful misconduct.

(iii) The Company Securityholders (other than Parent) shall severally, but not jointly based on their Pro Rata Share, indemnify, defend and hold harmless the Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred or suffered; provided that in the event that it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Securityholders (other than Parent) the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Company Securityholders (other than Parent), any such losses, liabilities or expenses may be recovered by the Representative from (A) the funds in the Representative Expense Fund and (B) the amounts in the Escrow Account otherwise distributable to Company Securityholders (other than Parent) pursuant to the terms hereof and the Escrow Agreement at the time of each distribution in accordance with written instructions delivered by the Representative to the Escrow Agent; provided that while this section allows the Representative to be paid from the Representative Expense Fund and the Escrow Account, nothing in this Agreement shall be construed as to relieve the Company Securityholders (other than Parent) from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor to prevent the Representative from seeking any remedies available to it at law or otherwise.

(iv) In connection with the Closing, the Company shall provide the Representative with copies of the following: (A) the Company Bring-Down Certificate; (B) the Unvested Equity Award Documents; and (C) the Payment Spreadsheet.

8.4 Reliance on the Representative. Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of Shareholder Representative Services LLC as Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Party and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Parent or its Affiliates (including, after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Party for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. No resignation of the Representative shall become effective unless at least 30 days prior written notice of the resignation of such Representative shall be provided to Parent and the Escrow Agent. Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Indemnifying Parties holding a majority interest in the Escrow Fund held in escrow at such time may remove the Representative by a written instrument delivered to the Representative, Parent and the Company, and, in such event and also if the Representative shall resign or be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by Indemnifying Parties holding a majority interest in the Escrow Fund held in escrow at such time and delivered to Parent and the Escrow Agent.

8.5 Remedies Exclusive. From and after Closing, except for equitable remedies or in the event of fraud, willful breach or intentional misrepresentation, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this ARTICLE 8 and such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. Except in the event of fraud, willful breach or intentional misrepresentation, or as provided in this ARTICLE 8, no action shall be brought or maintained by any party against any Indemnifying Party, and no recourse shall be brought or granted against any Indemnifying Party, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the Company or any Indemnifying Party set forth or contained in this Agreement or the Company Bring-Down Certificate.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company, if the Closing Date shall not have occurred by August 1, 2011 (the “Outside Date”); provided, however, that if any of the conditions specified in Section 7.1(b) shall not have been satisfied on or prior to such date, either Parent or the Company may elect, by written notice to the other party at least one day prior to such date, to extend the Outside Date to November 1, 2011; provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company, if: (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement, or (ii) any Governmental Authority shall have issued or granted a restraining order, injunction, or other similar legal restraint, in any such case that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement, and such order, injunction or restraint shall have become final and nonappealable;

(d) by Parent, if any Governmental Authority shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) that has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Merger or any other transaction contemplated by this Agreement;

(e) by Parent, if (i) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach has not been cured within 20 days after written notice thereof to the Company;

provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (ii) a Company Material Adverse Effect has occurred following the date hereof;

(f) by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and such breach has not been cured within 20 days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by Parent, if, within four hours immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall not have obtained and delivered to Parent (i) Stockholder Written Consents representing the Requisite Stockholder Approval and (ii) Joinder Agreements signed by each Company Stockholder executing the Stockholder Written Consents.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors or stockholders; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for any fraud or any intentional misrepresentation or intentional breach of this Agreement that occurred prior to such termination; and provided further that the provisions of Section 6.7 (Confidentiality), Section 6.8 (Public Announcements), Section 6.10 (Fees and Expenses), this Section 9.2 and ARTICLE 10 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE 9.

9.3 Amendments; No Waiver. Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, for purposes of this Section 9.3, the Company Securityholders agree that any amendment or waiver of the Agreement signed by the Representative shall be binding upon and effective against each of the Company Securityholders whether or not they have signed such amendment or waiver. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) three Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon delivery if sent by electronic mail:

(a)	if to Parent, to:

Teradata Corporation

10000 Innovation Drive

Miamisburg, Ohio 45342

Attention: Legal Notices

Email: lawnotices@teradata.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Email: mringler@wsgr.com

(b)	if to the Company (prior to the Effective Time), to:

Aster Data Systems, Inc.

999 Skyway Road, Suite 100

San Carlos, California 94070

Attention: Chief Executive Officer

Email: quentin.gallivan@asterdata.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, California 94063

Attention: Robert V. Gunderson, Jr.

Email: rgunderson@gunder.com

(c)	if to the Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, California 94111

Attention: Managing Director

Email: deals@shareholderrep.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, California 94063

Attention: Robert V. Gunderson, Jr.

Email: rgunderson@gunder.com

Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein. Any notice to be given to any Indemnifying Party hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Indemnifying Party.

10.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and the Representative. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Parent from merging the Surviving Company with and into Parent or assigning any of the rights hereunder to a direct or indirect Subsidiary of Parent following the Effective Time.

10.3 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

10.4 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

10.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without proof of damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

10.6 Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties hereto in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date. Without limiting anything else in this Section 10.7, the representations and warranties made in this Agreement are not intended to, and do not, confer upon any Person (other than, to the extent expressly permitted, such Person’s assignees) any rights or remedies hereunder.

10.8 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

10.9 Consent to Jurisdiction; Binding Arbitration. Without limiting the other provisions of this Section 10.9, the parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be arbitrated in the Court of Chancery of the State of Delaware pursuant to the arbitration proceedings set out in 10 Del. C. § 349 and the Court of Chancery Rules relating thereto, including Court of Chancery Rules 96, 97, and 98; provided, however, that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement, if any, that is not eligible for arbitration in the Court of Chancery of the State of Delaware pursuant to the arbitration proceedings set out in 10 Del. C. § 349 shall be brought exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties agree that the decision of the arbitrator will be final and binding and not subject to appeal. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process,

(ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

10.10 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and all other agreements referred to herein (including the Escrow Agreement) is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof.

10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

TERADATA CORPORATION

By:
Name:
Title:

OAKLAND MERGER CORPORATION

By:
Name:
Title:

ASTER DATA SYSTEMS, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Representative of the Indemnifying Parties

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]